EXHIBIT 10.25
EXECUTION

ASSET PURCHASE AGREEMENT
among
MDT Personnel, LLC,
MDT Personnel Contracts, LLC,
MDT Staffing, LLC,
Disaster Recovery Support, LLC,
Michael D. Traina,
TrueBlue, Inc.,
and
Labor Ready Holdings, Inc.
Dated as of February 4, 2013

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2

(continued)

3

(continued)

4

(continued)

Schedules

Sellers’ Disclosure Schedules
Purchaser’s Disclosure Schedules
Schedule 1(a)	Closing Payments
Schedule 1(b)	Excluded Contracts
Schedule 1(c)	Transferred Employees
Schedule 1(d)	Vehicle Leases
Schedule 2.1(d)	Deposits, Refunds, and Similar Assets
Schedule 2.2(d)	Excluded Hardware
Schedule 2.2(f)	Excluded Assets
Schedule 2.3(b)	Assumed Trade Accounts Payable and Accrued Expenses
Schedule 2.3(d)	Assumed Liabilities of Member Under Permits, Bonds and Guarantees
Schedule 2.3(e)	Pending or Threatened Legal Proceedings Assumed by Purchaser
Schedule 2.4(g)	Pending or Threatened Legal Proceedings Not Assumed by Purchaser
Schedule 2.7	Allocation of Total Consideration
Schedule 3.2	Closing Cash Calculation
Schedule 3.3(a)	Estimated Closing Working Capital Payment Calculation
Schedule 3.3(b)	Agreed Principles
Schedule 7.1(a)	Non-Restricted Businesses
Schedule 7.1(b)	Permitted Employees
Schedule 9.1(a)	Required Consents
Schedule 9.1(i)	Required Releases
Schedule 10.2(a)(viii)	Special Indemnification Matters

5

CONFIDENTIAL
        __/__/__

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February 4, 2013, among Labor Ready Holdings, Inc., a Nevada corporation (“Purchaser”), MDT Personnel, LLC, a Pennsylvania limited liability company (“Seller Parent”), MDT Personnel Contracts, LLC, a Delaware limited liability company (“MDT Contracts”), MDT Staffing, LLC, a Delaware limited liability company (“MDT Staffing”), Disaster Recovery Support, LLC, a Delaware limited liability company (“DRS” and, together with Seller Parent, MDT Contracts, and MDT Staffing, the “Sellers” and each a “Seller”), and, solely for purposes of Article V, Michael D. Traina (“Member” and, together with Sellers, each a “Selling Party” and together the “Selling Parties”), and, solely for the purposes of Articles VI and XII, TrueBlue, Inc, a Washington corporation (“Purchaser Parent” and, together with Purchaser, the “Purchasing Parties”).
RECITALS
A.    Sellers presently conduct the Business.
B.    Sellers desire to sell, transfer and assign to Purchaser, and Purchaser, for itself and behalf of its Affiliates, desires to acquire and assume from Sellers, all of the Purchased Assets and Assumed Liabilities, all as more specifically provided in this Agreement.
C.    The Selling Parties have approved their respective entry into this Agreement and performance of their obligations under this Agreement.
D.    Certain terms used in this Agreement are defined in Section 1.1.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, the Parties hereby agree as follows:
Article I
DEFINITIONS
1.1    Definitions. For purposes of this Agreement, the following terms have the meanings specified in this Section 1.1:
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract, or otherwise. For purposes of this Agreement, any reference to an “Affiliate” of Sellers will specifically exclude each of the businesses listed on Schedule 7.1(a).
“Business” means the business of Sellers as it has been conducted, as now conducted, and as currently proposed to be conducted, including the direct provision of temporary or permanent laborers or employees who provide general labor, skilled labor, light industrial, event staffing, hospitality, and disaster recovery services; provided, however, that “Business” will specifically exclude the direct provision of employees who are information technology professional staff or operating a vendor management services provider.

SE-246086

“Business Day” means any day of the year other than a Saturday or Sunday or any day on which the Federal Reserve Bank of New York is closed.
“Closing Cash” means the amount of cash available for distribution at Closing as set forth on Schedule 3.2.
“Closing Payments” means the payments set forth on Schedule 1(a).
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” means the Internal Revenue Code of 1986, as amended.
“Contract” means any written contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment, or other arrangement, understanding, undertaking, commitment, or obligation.
“Core Purchaser Representations” means the representations and warranties of Purchaser set forth in Sections 6.1 (Organization and Good Standing), 6.2 (Authorization of Agreement) and 6.5 (Financial Advisors).
“Core Seller Representations” means the representations and warranties of Sellers set forth in Sections 5.1 (Organization and Good Standing; Capital Structure), 5.2 (Authorization of Agreement, 5.8 (Taxes), 5.13 (Employee Benefits), 5.24 (Financial Advisors), and 5.25 (Certain Payments).
“Credit Agreement” means the Third Amended and Restated Loan Agreement, dated September 28, 2012, by and among Synovus, Seller Parent, MDT Staffing, MDT Contracts, and Member (as such agreement has been amended, restated, modified, renewed, extended, supplemented or replaced prior to the Closing Date).
“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator, or similar official under any bankruptcy Law.
“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, lists of past, present, or prospective customers, supplier lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to the Business and the Purchased Assets, in each case whether or not in electronic form.
“Employee” means all individuals who are employed or engaged by any Seller in connection with the Business as of the date of this Agreement or who are hired in respect of the Business after the date of this Agreement.
“Environmental Law” means any Law as now or hereafter in effect in any way relating to the protection of human health and safety, the environment, or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide,

and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.
“Environmental Permit” means any Permit required by Environmental Law for the operation of the Business.
“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.
“Escrow Agent” means U.S. Bank, National Association.
“Escrow Agreement” means the Escrow Agreement, dated as of the Closing Date, between Purchaser, Sellers, and Escrow Agent, which Agreement sets forth the terms for the Indemnity Escrow Account, the Special Indemnity Account, and the Working Capital Escrow Account.
“Excluded Contracts” means the Contracts set forth on Schedule 1(b).
“Former Employee” means all individuals who were employed or engaged by any Seller in connection with the Business but who are no longer so employed or engaged as of the date of this Agreement.
“Furniture and Equipment” means all furniture, fixtures, furnishings, machinery, tools, equipment, vehicles, rolling stock, leasehold improvements, and other tangible personal property of every kind owned, leased, or used by Sellers in the conduct of the Business (wherever located, including customer locations), including all artwork, desks, chairs, tables, Hardware, copiers, telephone lines and numbers, fax machines and other telecommunication equipment, cubicles and miscellaneous office furnishings, and supplies, together with any maintenance records and other documents relating thereto.
“GAAP” means generally accepted accounting principles in the United States as of the date of this Agreement.
“Governmental Body” means any government or governmental, administrative, or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality, or authority thereof, or any court or arbitrator (public or private).
“Hardware” means any and all computer and computer-related hardware, including computers, file servers, facsimile servers, scanners, color printers, laser printers, and networks.
“Hazardous Material” means any substance, material, or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold or other fungi, and urea formaldehyde insulation.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses, and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds, or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person, and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business, other than the current liability portion of any indebtedness for borrowed money); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance, or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends, prepayment or redemption premiums and penalties (if any), unpaid fees or expenses, and other monetary obligations in respect of any redeemable preferred stock (or other equity of such Person); (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety, or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).
“Indemnification Agreement” means the Indemnification Agreement entered into on the Closing Date by and among Purchaser and Synovus.
“Intellectual Property” means all right, title, and interest in or relating to intellectual property, whether protected, created, or arising under the laws of the United States or any other jurisdiction, including (i) all patents and applications therefor, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations, and extensions thereof (collectively, “Patents”); (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, logos, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals, and extensions thereof (collectively, “Marks”); (iii) all Internet domain names; (iv) all copyrights and all mask work, database, and design rights, whether or not registered or published, all registrations and recordations thereof, and all applications in connection therewith, along with all reversions, extensions and renewals thereof (collectively, “Copyrights”); (v) trade secrets and other proprietary confidential information (“Trade Secrets”); (vi) all other intellectual property rights arising from or relating to Technology; and (vii) all Contracts granting any right relating to or under the foregoing.
“Intellectual Property Licenses” means (i) any grant by Sellers to another Person of any right relating to or under the Purchased Intellectual Property and (ii) any grant by another Person to Sellers of any right relating to or under any third Person’s Intellectual Property.
“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.
“Knowledge of Sellers” means the actual knowledge, after due inquiry, of the Member, David Gerstner, Milana M. Milosh, Jodi L. Hon, Yohama C. (Joey) Guarino, and Vincent J. Lombardo.
“Law” means any foreign, federal, state, or local law (including common law), statute, code, ordinance, rule, regulation, Order, or other requirement.
“Legal Proceeding” means any judicial, administrative, or arbitral action, suit, mediation, investigation, inquiry, proceeding, or claim (including any counterclaim) by or before a Governmental Body.
“Liability” means any debt, loss, damage, adverse claim, fine, penalty, liability, or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability, or otherwise), including all costs and expenses relating thereto (including all fees, disbursements, and costs of investigation and expenses of legal counsel, experts, engineers, and consultants).
“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any equity holder or similar agreement, encumbrance, or any other restriction or limitation whatsoever.
“Material Adverse Effect” means any result, occurrence, fact, change, event, or effect (whether or not constituting a breach of a representation, warranty, or covenant set forth in this Agreement) that, individually or in the aggregate with any such other results, occurrences, facts, changes, events, or effects, is or could reasonably be expected to be materially adverse to (i) any Seller’s or the Business’s historical or near-term or long-term projected business, operations, assets, liabilities, condition (financial or otherwise), or results of operations; (ii) the ability of any of the Selling Parties to perform their duties under this Agreement or the Seller Documents; or (iii) the ability of Purchaser to operate the Business immediately after the Closing substantially in the manner as the Business was operated by Sellers immediately prior to the Closing; provided, however, that “Material Adverse Effect” will not include any change or effect that results from (i) changes in Law or interpretations thereof, or regulatory policy or interpretation, by any Governmental Body so long as such change does not have a disproportionate effect on any Seller or the Business, (ii) changes in applicable accounting rules or principles, including changes in GAAP, so long as such change does not have a disproportionate effect on any Seller or the Business, (iii) changes in general economic conditions, and events or conditions generally affecting the industries in which the Sellers operate, so long as such change does not have a disproportionate effect on any Seller or the Business, (iv) national or international hostilities, acts of terror or acts of war, (v) compliance by Sellers with the terms of, or the taking of any action contemplated or permitted by, this Agreement, or (vi) the announcement or pendency of any of the Transactions. For the avoidance of doubt, the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” will have their respective customary and ordinary meanings, without regard to the meaning ascribed to Material Adverse Effect.
“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment, or arbitration award of a Governmental Body.
“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business, as conducted by Sellers, through the date of this Agreement consistent with past practice.
“Party” or “Parties” means the party or parties to this Agreement.
“Permits” means any approvals, authorizations, consents, licenses, registrations, variances, permits, or certificates granted by or obtained from a Governmental Body and applications therefor and renewals thereof.
“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way, and encumbrances disclosed in policies of title insurance that have been delivered to Purchaser; (ii) statutory liens for current Taxes, assessments, or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Financial Statements in accordance with GAAP; (iii) mechanics’, carriers’, workers’, and repairers’ Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations, and financial condition of the Sellers Property so encumbered and that are not resulting from a breach, default, or violation by any Seller of any Contract or Law; and (iv) zoning, entitlement, and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated.
“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body, or other entity.
“Potential Loss” means the discovery by a Party that a representation or warranty of another Party contained in this Agreement was not true in all respects when made and such inaccuracy may result in a Loss to such discovering Party.
“Promissory Note” means the Promissory Note, dated as of the Closing Date, made by Purchaser Parent as borrower with Synovus as lender.
“Purchased Contracts” means all Contracts related to the Business, including all Contracts listed on Section 5.12(a) of the Seller Disclosure Schedule, other than the Excluded Contracts.
“Purchased Intellectual Property” means all Intellectual Property owned by Sellers related to or used in connection with the Business.
“Purchased Technology” means all Technology owned by Sellers related to or used in connection with the Business.
“Related Persons” means (i) all officers, managers, equity holders, and other Persons in charge of a principal business unit or division of Sellers; and (ii) all Affiliates of any of the individuals listed in clauses (i).
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching, or migration into the indoor or outdoor environment or into or out of any property.
“Remedial Action” means all actions, including any capital expenditures, undertaken to (i) clean up, remove, treat, or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Laws.
“Securities Act” means the Securities Act of 1933, as amended.
“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models, and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize, and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, and icons; and (iv) all documentation, including user manuals and other training documentation related to any of the foregoing.
“Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities, or other equity interests are owned, directly or indirectly, by a Seller or (ii) any Seller is entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body of such Person.
“Synovus” means Synovus Bank, a Georgia banking corporation.
“Synovus Debt” means any and all Indebtedness of Sellers outstanding under the Credit Agreement other than the Traina Loan (as defined in the Credit Agreement), including any and all amounts outstanding under the MDT Term Loan (as defined in the Credit Agreement) and the MDT Revolving Loan (as defined in the Credit Agreement).
“Target Working Capital” means $22,500,000.
“Tax” or “Taxes” means (i) any federal, state, local, or foreign taxes, charges, fees, imposts, levies, or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, and estimated taxes, customs duties, fees, assessments, and charges of any kind whatsoever; (ii) any interest, penalties, fines, additions to tax, or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i); and (iii) any liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of law, Treasury Regulation section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of law), or otherwise.
“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.
“Tax Return” means any return, report, or statement required to be filed with respect to any Tax (including any elections, declarations, schedules, or attachments thereto and any amendment thereof), including any information return, claim for refund, amended return, or declaration of estimated Tax, and including, where permitted or required, combined, consolidated, or unitary returns for any group of entities that includes any Seller or any of its Affiliates.
“Technology” means, collectively, (i) all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship, and other similar materials; (ii) all recordings, graphs, drawings, reports, analyses, writings, and other tangible embodiments of the items listed in clause (i) in any form whether or not specifically listed in this definition; and (iii) all related technology that are used in, incorporated in, embodied in, displayed by, or relate to, or are used in connection with any of the items listed in clause (i) or (ii).
“Transaction Expenses” means all of the fees and expenses of Sellers payable in connection with the Transactions, including (i) fees and expenses of counsel, advisors, brokers, investment banks, accountants, actuaries, and experts engaged by or on behalf of any Seller and (ii) any amounts payable to any Employee or Former Employee resulting from or arising out of the consummation of the Transactions (such as severance, termination, change of control, or success bonuses).
“Transactions” means the transactions contemplated by this Agreement.
“Transferred Employees” means those Employees who are listed on Schedule 1(c).

“Transition Services Agreement” means the Transition Services Agreement, dated as of the Closing Date, by and between Seller Parent and Purchaser Parent.
“Treasury Regulations” means the regulations promulgated under the Code.
“Unpresented Checks” means checks issued by Sellers and removed from Sellers’ accounts payable, but that have not yet been presented and paid.
“Unpresented Check Adjustment” means $1,995,386.00.
“Unpresented Check Holdback” means $200,000.00.
“Vehicle Leases” means those vehicle leases of Sellers which are listed on Schedule 1(d).
“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local law or ordinance.
1.2    Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have the meanings given in the sections indicated:

Term	Section
Actual Additional Unpresented Check Amount	3.5
Agreed Principles	3.3(b)
Agreement	Introductory Paragraph
Assumed Liabilities	2.3
Balance Sheet	5.4(a)
Balance Sheet Date	5.4(a)
Base Purchase Price	3.1
Cap	10.4(b)
Closing	Article IV
Closing Date	Article IV
Closing Statement	3.3(b)
Closing Working Capital	3.3(b)
Confidential Information	7.1(c)
Continuing Support Obligations	7.6(c)
Copyrights	1.1 (in Intellectual Property definition)
Deductible	10.4(a)
DRS	Introductory Paragraph
Effective Time	Article IV
Employee Benefit Plans	5.13(a)
ERISA Affiliate	5.13(a)
ERISA Affiliate Plan	5.13(b)
Estimated Closing Working Capital	3.3(a)
Estimated Closing Working Capital Payment	3.3(a)

Term	Section
Excluded Assets	2.2
Excluded Liabilities	2.4
Final Working Capital	3.3(f)
Financial Statements	5.4(a)
General Survival Period	10.1
Guarantee	Article XII
Indemnity Escrow Account	10.5(a)
Indemnity Escrow Amount	10.5(a)
Independent Accountant	3.3(d)
Leased Real Property or Properties	5.9(a)
Loss	10.2(a)
Marks	1.1 (in Intellectual Property definition)
Material Contracts	5.12(a)
Member	Introductory Paragraph
Multiemployer Plan	5.13(a)
MDT Contracts	Introductory Paragraph
MDT Staffing	Introductory Paragraph
Net Working Capital	3.3(b)
Nonassignable Assets	2.5(c)
Obligations	Article XII
Patents	1.1 (in Intellectual Property definition)
Periodic Taxes	11.2
Personal Property Leases	5.10(b)
Purchased Assets	2.1
Purchaser	Introductory Paragraph
Purchaser Disclosure Schedule	Article VI (in introduction)
Purchaser Documents	6.2
Purchaser Indemnified Parties	10.2(a)
Purchaser Parent	Introductory Paragraph
Purchasing Party or Parties	Introductory Paragraph
Qualified Plans	5.13(c)
Real Property Lease(s)	5.9(a)
Restricted Business	7.1(a)
Seller Disclosure Schedule	Article V (in introduction)
Seller Documents	5.2
Seller Indemnified Parties	10.2(b)
Seller Marks	7.4
Seller Parent	Introductory Paragraph
Selling Party or Parties	Introductory Paragraph
Seller Permits	5.16(b)
Sellers	Introductory Paragraph

Term	Section
Significant Customer	5.20(a)
Special Indemnity Escrow Account	10.5(b)
Special Indemnity Escrow Amount	10.5(b)
Special Indemnity Unresolved Claims	10.5(b)
Support Obligations	7.6(a)
Survival Period	10.1
Third Party Claim	10.3(b)
Total Consideration	3.1
Trade Secrets	1.1 (in Intellectual Property definition)
Transfer Taxes	11.1
Unresolved Claims	10.5(a)
Working Capital Escrow Account	3.4
Working Capital Escrow Amount	3.4

ARTICLE II
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES
2.1    Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, Purchaser purchases, acquires and accepts from Sellers, and Sellers sell, transfer, assign, convey, and deliver to Purchaser, all of Sellers’ right, title, and interest in, to, and under the Purchased Assets, free and clear of all Liens except for Permitted Exceptions. “Purchased Assets” means all of the business, assets, properties, contractual rights, goodwill, going concern value, rights, and claims of Sellers, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of Sellers (other than the Excluded Assets), including each of the following assets:
(a)    all accounts receivable, notes receivable, and other receivables of Sellers;
(b)    all inventory and supplies, including raw materials, work in progress, finished goods, manufacturing supplies, office supplies, packaging, and related materials;
(c)    all tangible personal property, including Furniture and Equipment;
(d)    all deposits (including customer deposits and security for rent, electricity, telephone, or otherwise), claims for refunds, prepaid charges and expenses (including any prepaid rent) rights of offset in respect of any of the foregoing, and all retentions or holdbacks of Sellers, including those set forth on Schedule 2.1(d);
(e)    all rights of Sellers under each Real Property Lease, together with all improvements, fixtures, and other appurtenances thereto and rights in respect thereof;
(f)    the Purchased Intellectual Property and the Purchased Technology, including all goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringement thereof, and rights to protection of interests therein under the laws of all jurisdictions, leases, subleases, and rights thereunder;

(g)    all rights of Sellers under the Purchased Contracts, including all claims or causes of action with respect to the Purchased Contracts;
(h)    all Documents that are related to the Business, including Documents relating to products, services, marketing, advertising, promotional materials, Purchased Intellectual Property, Purchased Technology, customer files and documents (including credit information), lists of present and former customers, supplier lists, records, literature, and correspondence, whether or not physically located on any of the premises referred to in clause (e) above;
(i)    all Permits, including Environmental Permits, used by Sellers in the Business (which includes all Permits necessary to conduct the Business as currently conducted) and all rights and incidents of interest therein;
(j)    all rights of Sellers under non-disclosure or confidentiality, non-compete, or non-solicitation agreements, assignment agreements, or similar agreements with Former Employees, Employees, or agents of Sellers or with third parties, to the extent such agreements are assignable;
(k)    all claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment relating to the Purchased Assets or the Assumed Liabilities, whether liquidated or unliquidated, fixed or contingent;
(l)    all rights of Sellers under or pursuant to all warranties, representations, and guarantees;
(m)    all third-party workers’ compensation proceeds and collateral associated therewith and rights thereto relating to the workers’ compensation policies of Sellers for the period commencing on February 14, 2012 and ending on February 13, 2013, in any case irrespective of whether any such proceeds or collateral relate to the period prior to or after the Closing Date; and
(n)    all goodwill and other intangible assets associated with the Business, including the goodwill associated with the Purchased Intellectual Property.
2.2    Excluded Assets. Nothing herein contained will be deemed to sell, transfer, assign, or convey the Excluded Assets to Purchaser, and Sellers retain all right, title, and interest to, in, and under the Excluded Assets. “Excluded Assets” means each of the following assets and only the following assets:
(a)    the Excluded Contracts;
(b)    all equity or ownership interests in any Seller or any Subsidiary;
(c)    all Employee Benefit Plans and assets attributable thereto;
(d)    all Hardware listed on Schedule 2.2(d); and
(e)    any assets related to any insurance policy of any Seller in effect prior to February 14, 2012; and
(f)    the assets set forth on Schedule 2.2(f).

2.3    Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, Purchaser assumes only the following liabilities of the Selling Parties (collectively, the “Assumed Liabilities”):
(a)    all Liabilities of Sellers under the Purchased Contracts that arise out of or relate to the period from and after the Closing Date;
(b)    all trade accounts payable and accrued expenses (including payroll, Taxes related to payroll, sales commissions, bonuses, and similar payments, in each case accrued through the Closing Date) of Sellers that were both incurred in the Ordinary Course of Business and are listed on Schedule 2.3(b); provided that, for clarification, all such accrued expenses payable to Employees will be paid by Purchaser to Sellers, and then paid to Employees through Sellers’ payroll system in accordance with the Transition Services Agreement;
(c)    all Liabilities of Sellers under each of the Real Property Leases that arise out of or relate to the period from and after the Closing Date;
(d)    all Liabilities of the Member under each of the Permits, bonds and guarantees listed on Schedule 2.3(d) (in each case that are not terminated, released or replaced at or before Closing by Purchaser) that arise out of or relate to the period from and after the Closing Date;
(e)    all Liabilities in respect of any pending or threatened Legal Proceeding set forth Schedule 2.3(e);
(f)    all Liabilities in respect of any workers’ compensation claims against Sellers that relate to the period commencing on February 14, 2012 and ending on February 13, 2013, irrespective of whether such claims are made prior to or after the Closing;
(g)    all Liabilities of Sellers under each of the Vehicle Leases that arise out of or relate to the period from and after the Closing Date; and
(h)    Unpresented Checks.
2.4    Excluded Liabilities. Notwithstanding any provision herein to the contrary, Purchaser does not assume, succeed to, become liable for, become subject to, or become obligated for, nor are the Purchased Assets subject to, any Excluded Liabilities. Sellers will timely perform, satisfy and discharge in accordance with their respective terms all Excluded Liabilities. “Excluded Liabilities” means all Liabilities of Sellers arising out of, relating to, or otherwise in respect of the Business on or before the Closing Date and all other Liabilities of Sellers other than the Assumed Liabilities, including the following Excluded Liabilities:
(a)    all Liabilities in respect of any products sold or services performed by Sellers on or before the Closing Date;
(b)    all Environmental Costs and Liabilities, to the extent arising out of or otherwise related to (i) the ownership or operation by Sellers of (A) the Leased Real Property (or any condition thereon) on or prior to the Closing Date (including (1) the Release or continuing Release (if existing as of the Closing) of any Hazardous Material, regardless of by whom or (2) any noncompliance with Environmental Laws); (B) the Business on or prior to the Closing Date; (C) the Excluded Assets or any other real property formerly owned, operated, leased, or otherwise used by Sellers, or (ii) from the offsite transportation, storage disposal, treatment, or recycling of Hazardous Material generated by and taken offsite by or on behalf of Sellers prior to and through the Closing Date;
(c)    except to the extent specifically provided in Article VIII, all Liabilities arising out of, relating to, or with respect to (i) the employment or performance of services, or termination of employment or performance of services, or any decision not to employ or engage the performance of services, by Sellers or any of their Affiliates of or by any individual; or (ii) any Employee Benefit Plan;
(d)    except as otherwise set forth in Section 2.3, all Liabilities arising out of, under, or in connection with Contracts that are not Purchased Contracts and, with respect to Purchased Contracts, Liabilities in respect of or accruing under such Contracts with respect to any period prior to Closing;
(e)    all Liabilities arising out of, under, or in connection with any Indebtedness or any Transaction Expenses of Sellers;
(f)    all Liabilities for (i) Transfer Taxes allocable to Sellers pursuant to Section 11.1, (ii) Taxes of Sellers or any Subsidiaries or Affiliates thereof, and (iii) Taxes that relate to the Purchased Assets or the Assumed Liabilities allocable to Sellers pursuant to Section 11.2;
(g)    all Liabilities in respect of any pending or threatened Legal Proceeding, or any claim arising out of, relating to, or otherwise in respect of the operation of the Business to the extent such Legal Proceeding or claim relates to such operation on or prior to the Closing Date, including those matters set forth on Schedule 2.4(g), but specifically excluding those Legal Proceedings set forth on Schedule 2.3(e);
(h)    all Liabilities relating to any dispute with any client or customer of the Business existing as of the Closing Date or based upon, relating to, or arising out of events, actions, or failures to act prior to the Closing Date;
(i)    all Liabilities relating to any right or claim of any Person to receive any proceeds from the Transactions;
(j)    any Liabilities related to any insurance policy of any Seller in effect prior to February 14, 2012; and
(k)    all Liabilities relating to the Excluded Assets.
2.5    Further Conveyances and Assumptions; Consent of Third Parties.
(a)    Following the Closing and except as prohibited by Law, Sellers will, or will cause their Affiliates to, make available to Purchaser such data in personnel records of Transferred Employees, or any other Employees who are hired by Purchaser or its Affiliates in connection with the Transactions, as is reasonably necessary for Purchaser to transition such Transferred Employees or such other Employees into Purchaser’s records.
(b)    Following the Closing, Sellers and Purchaser will, and will cause their respective Affiliates to, execute, acknowledge, and deliver all such further conveyances, notices, assumptions, releases, and aquittances and such other instruments, and will take such further actions, as may be necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Seller Documents and to assure fully to Sellers and their Affiliates and their successors and assigns, the assumption of the Liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Seller Documents, and to otherwise make effective the Transactions.
(c)    Nothing in this Agreement nor the consummation of the Transactions will be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, certificate, approval, authorization or other right, that, by its terms or by Law, is nonassignable without the consent of a third party or a Governmental Body or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent will have been obtained. Sellers will, and will cause their Affiliates to, use their best efforts to cooperate with Purchaser at its request in endeavoring to obtain such consents promptly. To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets will be held, as of and from the Closing Date, by Sellers or the applicable Affiliates of Sellers in trust for Purchaser and the covenants and obligations thereunder will be performed by Purchaser in the applicable Seller’s or such Affiliate’s name and all benefits and obligations existing thereunder will be for Purchaser’s account. Sellers will take or cause to be taken at Sellers’ expense such actions as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Sellers or the applicable Affiliates of Sellers will promptly pay over to Purchaser all money or other consideration received by any of them in respect of all Nonassignable Assets. As of and from the Closing Date, each Seller, on behalf of itself and its Affiliates, authorizes Purchaser, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Purchaser’s expense, to perform all of the obligations and receive all of the benefits of such Seller or its Affiliates under the Nonassignable Assets and appoints Purchaser its attorney-in-fact to act in its name on its behalf or in the name of the applicable Affiliate of such Seller and on such Affiliate’s behalf with respect thereto.
2.6    Bulk-Sales Laws. Purchaser hereby waives compliance by Sellers with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser; provided that the Sellers will (a) pay and discharge when due or to contest or litigate all claims of creditors that are asserted against Purchaser or the Purchased Assets by reason of such noncompliance, (b) indemnify, defend and hold harmless Purchaser from and against any and all such claims in the manner provided in Article X, and (c) take promptly all necessary action to remove any Lien that is placed on the Purchased Assets by reason of such noncompliance.
2.7    Allocation of Total Consideration. The Total Consideration plus other amounts treated as consideration for federal income tax purposes will be allocated among the Purchased Assets and the covenants described in Article VII as set forth on Schedule 2.7. Purchaser and Sellers will agree in good faith to revisions of such allocation to reflect any purchase price adjustments and, to the extent required by applicable Law, file amended Tax Returns consistent with such revised allocation. Schedule 2.7 has been prepared in accordance with Section 1060 of the Code and the applicable Treasury Regulations. All Tax Returns and reports filed by Purchaser and Sellers will be prepared consistently with such allocation (including any revisions in accordance with this Section) and will refrain from taking any position (whether in audits, Tax Returns or otherwise) or any other action inconsistent with such allocation, except as otherwise required by a final and non-appealable decision or other Order by any court of competent jurisdiction or by a final closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code.
2.8    Proration of Certain Expenses. Except as otherwise provided in Section 11.2 with respect to Taxes, all rents and other payments (including any prepaid amounts) due under the Real Property Leases and any other leases constituting part of the Purchased Assets will be prorated between Sellers, on the one hand, and Purchaser, on the other hand, as of the Closing Date. Sellers will be responsible for all rents

(including any percentage rent, and additional rent and any accrued tax and operating expense reimbursements and escalations), charges, and other payments of any kind accruing during any period under the Real Property Leases or any such other leases up to and including the Closing Date. Purchaser will be responsible for all such rents, charges, and other payments accruing during any period under the Real Property Leases or any such other leases after the Closing Date. Purchaser will pay the full amount of any invoices received by it and will submit a request for reimbursement to Sellers for Sellers’ share of such expenses, and Sellers will pay the full amount of any invoices received by it, and Purchaser will reimburse Sellers for Purchaser’s share of such expenses.
2.9    Receivables. Sellers will provide reasonable assistance to Purchaser in the collection of accounts receivable of Sellers as set forth in the Transition Services Agreement. If any Seller receives payment in respect of accounts receivable that are included in the Purchased Assets, then such Seller will promptly forward such payment to Purchaser.
ARTICLE III
CONSIDERATION
3.1    Consideration. The aggregate consideration for the Purchased Assets is (a) $48,000,000.00 (the “Base Purchase Price”) plus (b) the Estimated Closing Working Capital Payment (which is subject to adjustment after Closing as provided in Section 3.3) less (c) the Unpresented Check Adjustment plus (d) the assumption of the Assumed Liabilities. The product of items (a), (b), (c), and (d), as may be adjusted hereunder, is referred to as the “Total Consideration”.
3.2    Closing Cash. On the Closing Date, Purchaser paid to Seller Parent the Closing Cash (1) less the Indemnity Escrow Amount, (2) less the Special Indemnity Escrow Amount, (3) less the Working Capital Escrow Amount, (4) less the Closing Payments, and (5) less the Unpresented Check Holdback, by wire transfer of immediately available funds, as such calculation of the Closing Cash is set forth on Schedule 3.2.
3.3    Closing Cash Adjustment.
(l)    Prior to the execution of this Agreement, Seller Parent delivered to Purchaser an estimate of Closing Working Capital (“Estimated Closing Working Capital”), and the applicable Closing Cash reflects the amount by which the Estimated Closing Working Capital exceeded the Target Working Capital, as set forth on Schedule 3.3(a) (the “Estimated Closing Working Capital Payment”).
(m)    As promptly as practicable, but no later than sixty (60) days after the Closing Date, Purchaser will cause to be prepared and delivered to Seller Parent the Closing Statement (as defined below) and a certificate based on such Closing Statement setting forth Purchaser’s calculation of the Closing Working Capital. The closing statement (the “Closing Statement”) will present the Net Working Capital immediately prior to the Closing Date (“Closing Working Capital”). “Net Working Capital” means an amount equal to Sellers’ (i) accounts receivable net of bad debt reserve, plus prepaid expenses and other current assets, minus (ii) accounts payable, accrued payroll, accrued expenses, refunds due, 401k employee withholding payable, SUTA and State withholding and local taxes payable, sales taxes payable, FICA-FIT taxes payable, FUTA taxes payable, garnished wages/child support, workers compensation insurance and deferred rent liability, in each case immediately prior to the Closing Date as determined in accordance with the illustrative example and the accounting principles set forth on Schedule 3.3(b) (the “Agreed Principles”). For purposes of Purchaser’s calculation of Closing Working Capital pursuant to this Section 3.3(b), Purchaser agrees that Purchaser will not challenge the methodology utilized by Seller Parent in Seller Parent’s calculation of

Closing Working Capital so long as Seller Parent’s calculation of Closing Working Capital is in accordance with this Agreement and Seller Parent’s historical methodology consistently applied.
(n)    If Seller Parent disagrees with Purchaser’s calculation of the Closing Working Capital delivered pursuant to Section 3.3(b), Seller Parent may, within thirty (30) days after delivery of the Closing Statement, deliver a notice to Purchaser disagreeing with such calculation and setting forth Seller Parent’s calculation of such amount. Any such notice of disagreement will specify those items or amounts as to which Seller Parent disagrees, and Seller Parent and the other Sellers will be deemed to have agreed with all other items and amounts contained in the Closing Statement and the calculation of Closing Working Capital delivered pursuant to Section 3.3(b). If Seller Parent does not deliver a notice of disagreement within the 30-day period specified in the first sentence of this Section 3.3(c), then Seller Parent and the other Sellers will be deemed to have agreed to the Closing Statement.
(o)    If a notice of disagreement is duly delivered pursuant to Section 3.3(c)), Purchaser and Seller Parent will, during the thirty (30) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital, which amount will not be less than the amount thereof shown in Purchaser’s calculation delivered pursuant to Section 3.3(b) nor more than the amount thereof shown in Seller Parent’s calculation delivered pursuant to Section 3.3(c). If the Parties so resolve all disputes, the computation of Closing Working Capital, as amended to the extent necessary to reflect the resolution of the dispute, will be conclusive and binding on the Parties. If during such period, Purchaser and Seller Parent are unable to reach an agreement, they will promptly thereafter cause an independent “Big 4” accounting firm, which will be mutually agreed upon by Purchaser and Seller Parent(or if such a firm is unable or unwilling to accept its mandate, an independent accounting firm to be mutually agreed upon by Purchaser and Seller Parent) (such independent “Big 4” accounting firm or such other independent accounting firm, as the case may be, the “Independent Accountant”) to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital (it being understood that in making such calculation, the Independent Accountant will be functioning as an expert and not as an arbitrator). In making such calculation, the Independent Accountant will consider only those items or amounts in the Closing Statement and Seller Parent’s calculation of Closing Working Capital as to which Seller Parent has disagreed. The Independent Accountant will deliver to Purchaser and Seller Parent, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Independent Accountant), a report setting forth such calculation. Such report will be final and binding upon Purchaser and Sellers. The fees, costs, and expenses of the Independent Accountant’s review and report will be allocated to and borne by Purchaser and Sellers based on the inverse of the percentage that the Independent Accountant’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accountant. For example, should the items in dispute total in amount to $1,000 and the Independent Accountant awards $600 in favor of Sellers’ position, 60% of the costs of its review would be borne by Purchaser and 40% of the costs would be borne by Sellers.
(p)    Purchaser and Sellers will, and will cause their respective representatives to, cooperate and assist in the preparation of the Closing Statement and the calculation of the Closing Working Capital and in the conduct of the review referred to in this Section 3.3, including the making available to the extent necessary of books, records, work papers, and personnel.
(q)    If Estimated Closing Working Capital exceeds Final Working Capital, Purchaser and Seller Parent will proceed in accordance with Section 3.4. If Final Working Capital exceeds Estimated Closing Working Capital, Purchaser will pay to Seller Parent on behalf of all Sellers the amount of such excess as an adjustment to the Total Consideration. “Final Working Capital” means Closing Working Capital

(i) as shown in Purchaser’s calculation delivered pursuant to Section 3.3(b) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 3.3(c) or (ii) if such a notice of disagreement is delivered, (A) as agreed by Purchaser and Seller Parent pursuant to Section 3.3(d) or (B) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 3.3(d); provided that in no event will Final Working Capital be more than Seller Parent’s calculation of Closing Working Capital delivered pursuant to Section 3.3(c) or less than Purchaser’s calculation of Closing Working Capital delivered pursuant to Section 3.3(b).
(r)    If Purchaser is required to make any payment pursuant to Section 3.3(f), it will make such payment within three (3) Business Days after the Final Working Capital has been determined by wire transfer by Purchaser of immediately available funds to the account of Seller Parent as may be designated in writing by Seller Parent. No interest will be paid on any payment to be made pursuant to this Section 3.3.
3.4    Working Capital Escrow. On the Closing Date, Purchaser will, on behalf of Sellers, pay to the Escrow Agent, as agent to Purchaser and Sellers, in immediately available funds, to the account designated by the Escrow Agent (the “Working Capital Escrow Account”), an amount equal to $500,000 (the “Working Capital Escrow Amount”), in accordance with the terms of this Agreement and the Escrow Agreement. Any payment Sellers are obligated to make to Purchaser pursuant to Section 3.3 will be paid: (i) first, to the extent the Working Capital Escrow Amount is sufficient, by release of funds to Purchaser from the Working Capital Escrow Account by the Escrow Agent within five (5) Business Days after the date written instructions are delivered by Purchaser to Escrow Agent and the Escrow Agent will accordingly reduce the Working Capital Escrow Amount and, (ii) second, to the extent the Working Capital Escrow Amount is insufficient to pay any remaining sums due, then the Selling Parties will pay all of such additional sums due and owing to Purchaser by wire transfer of immediately available funds within five (5) Business Days after the date of delivery of such written instructions. In the event the Selling Parties breach their obligation to pay any amount hereunder, Purchaser may proceed against any securities or other property owned by such Selling Parties and the Selling Parties agree to take any and all action, including granting any powers of attorney or other authorizations, to permit such recourse. Within five (5) days following the release of funds from the Working Capital Escrow Account in accordance with clause (i) above or, if no such release is required, upon receipt of written instructions from Purchaser, the Escrow Agent will release any remaining Working Capital Escrow Amount to Sellers.
3.5    Additional Unpresented Checks. As soon as possible after the Closing, but no later than sixty (60) days after the Closing Date, Sellers will deliver to Purchaser a list setting forth each of the Unpresented Checks as of the Closing, which list will include the amounts of each such check and the total amount of Unpresented Checks as of Closing (such total amount, the “Actual Unpresented Check Amount”). If the Actual Unpresented Check Amount is less than the Unpresented Check Adjustment, Purchaser will pay such difference plus the Unrepresented Check Holdback to Seller Parent by wire transfer of immediately available funds within three (3) Business Days of such determination. If the Actual Unpresented Check Amount is more than the Unpresented Check Adjustment, Purchaser will deduct such difference from the Unpresented Check Holdback and pay the remaining amount of the Unpresented Check Holdback, if any, to Seller Parent by wire transfer of immediately available funds within three (3) Business Days of such determination.
3.6    Tax Treatment. Purchaser and the Selling Parties agree to treat the transactions under this Agreement as a taxable sale by Sellers of the Purchased Assets in exchange for the Total Consideration under section 1001 of the Code.

ARTICLE IV
CLOSING
The consummation of the Transactions (the “Closing”) became effective as of 12:01 a.m. (EST) (the “Effective Time”) on the date of this Agreement (the “Closing Date”).
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES
The Selling Parties, jointly and severally, represent and warrant to Purchaser, and acknowledge that Purchaser is relying upon such representations and warranties in connection with the Transactions, that the statements contained in this Article V are true and correct, except as set forth in the correspondingly numbered disclosure schedules delivered by Seller Parent to Purchaser (the “Seller Disclosure Schedule”) dated as of the Closing Date.
5.1    Organization and Good Standing; Capital Structure.
(s)    Each Seller is a limited liability company duly formed, validly existing, and in good standing or subsisting under the laws of the state of its formation and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. Each Seller is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization. Each Seller has delivered or made available to Purchaser true, complete, and correct copies of its organizational documents as in effect on the date of this Agreement.
(t)    Each Seller has delivered or made available to Purchaser complete and correct copies of its ownership records, member consents, and minute books (if any), as amended to the Closing Date. The record books of each Seller contain correct and complete records of all material proceedings and actions taken at all meetings of, or effected by written consent of, the members or managers, as applicable, and the ownership records of each Seller contain correct and complete records of all original issuances and subsequent transfers, repurchases, and cancellations of all equity interests in such Seller. All actions of each Seller requiring consent of its members have been duly authorized in accordance with such Sellers’ organizational documents and applicable Law. Seller Parent is the direct owner of all outstanding ownership interests of MDT Contracts, MDT Staffing, and DRS, free and clear of all Liens, and all such interests are duly authorized, validly issued, fully paid, and nonassessable. Section 5.1 of the Seller Disclosure Schedule lists all of the Sellers, together with each such entity’s jurisdiction of formation, the jurisdictions in which it is qualified to conduct business, and its authorized capitalization. Other than the Subsidiaries so listed, no Seller owns or controls, directly or indirectly, shares of capital stock of any other corporation, or any ownership interest in any partnership, limited liability company, joint venture, or other non‑corporate business entity or enterprise.
(u)    The respective percentage of the ownership interests beneficially owned by each of the Sellers’ members is set forth in Section 5.1 of the Seller Disclosure Schedule. There are no securities of any Seller other than such equity interests, and no securities are held by any Seller in its treasury or otherwise. (The term “securities” includes all equity securities, options, warrants, rights to acquire stock, Indebtedness with equity features, and other ownership interests.)

(v)    All outstanding ownership interests are validly issued, fully paid, nonassessable, and have been offered, issued, and sold by each Seller in compliance with applicable federal and state securities Laws. There are no options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, equity-linked securities, or rights of any character that are outstanding, or to which any Seller is a party, or by which any Seller may be bound obligating it to issue additional membership or other ownership interests in it. No Seller has outstanding any bonds, debentures, notes or any other Indebtedness, the holders of which (i) have the right to vote (or are convertible or exercisable into securities having the right to vote) (or other equity interests in the case of a subsidiary of any Seller) on any matter or (ii) are or will become entitled to receive any payment as a result of the Transactions. No Seller has outstanding any restricted stock, restricted stock units, stock appreciation rights, stock performance awards, dividend equivalents, or other stock-based or equity-linked securities of any nature. There is no agreement or right allowing for the repurchase or redemption of any capital stock or convertible securities of any Seller, and no Seller has repurchased any of its ownership interests. There are no agreements requiring any Seller to contribute to the capital of, or lend or advance funds to, any of its Subsidiaries.
5.2    Authorization of Agreement. Each Selling Party has all requisite power, authority, and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument, or certificate contemplated by this Agreement or to be executed by any Selling Party in connection with the Transactions (collectively, the “Seller Documents”), to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution, delivery, and performance of this Agreement and each of the Seller Documents and the consummation of the Transactions have been duly authorized and approved by all requisite action on the part of each Seller, including the approval of the managers and members of such Seller, such members being the owners of all of the outstanding ownership interests of such Seller. This Agreement and each of the Seller Documents have been duly and validly executed and delivered by each Selling Party that is a party thereto, and (assuming the due authorization, execution, and delivery by the Purchasing Parties) this Agreement and each of the Seller Documents constitute the legal, valid, and binding obligations of the Selling Parties enforceable against them in accordance with their respective terms, except to the extent that enforceability may be limited by the effect of (a) any applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and (b) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity. The Selling Parties have taken all steps necessary to ensure that Sellers will continue in existence after Closing.
5.3    Conflicts; Consents of Third Parties.
(a)    None of the execution and delivery by the Selling Parties of this Agreement or the Seller Documents, the consummation of the Transactions, or compliance by any Selling Party with any of the provisions hereof or thereof will (i) conflict with, (ii) result in any violation or breach of or default (with or without notice or lapse of time, or both) under, (iii) give rise to a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, (iv) give rise to any obligation to make any payment under or to increased, additional, accelerated, or guaranteed rights or entitlements of any Person under, or (v) result in the creation of any Liens upon any of the properties or assets of any Selling Party under any provision of (A) the organizational documents of any Selling Party; (B) any Contract or Permit to which any Selling Party is a party or by which any of the properties or assets of the Selling Parties are bound; (C) any Order applicable to any Selling Party or by which any of the properties or assets of any Selling Party are bound; or (D) any applicable Law.
(b)    No Seller is or has received notice that it would be, with the passage of time, in default or violation of any term, condition, or provision of (i) its organizational documents; (ii) any material

Contract or material Permit to which it is a party or by which any of its properties or assets are bound; or (iii) any Order applicable to it or by which any of its properties or assets are bound.
(c)    No consent, waiver, approval, Order, Permit, or authorization of, declaration or filing with, or notification to any Person or Governmental Body is required on the part of any Seller in connection with (i) the execution and delivery of this Agreement or the Seller Documents, the compliance by any Seller with any of the provisions hereof and thereof, the consummation of the Transactions, or the taking by any Seller of any other action contemplated hereby or thereby or (ii) the continuing validity and effectiveness immediately following the Closing of any material Contract or material Permit of any Seller. Based upon the assets of Sellers, neither the execution and delivery of this Agreement nor the consummation of the Transactions are subject to any filing pursuant to the HSR Act.
5.4    Financial Statements.
(a)    Seller Parent has delivered to Purchaser copies of (i) the audited consolidated balance sheet of Sellers as at December 31, 2011 and the related audited consolidated statements of income and cash flows for the twelve (12)-month period then ended and (ii) the unaudited consolidated balance sheet of Sellers as at December 31, 2012 and the related consolidated statements of income and cash flows for the twelve (12)-month period then ended (collectively, items (i) and (ii) the “Financial Statements”). Each of the Financial Statements is materially complete and correct, has been prepared in accordance with GAAP consistently applied by Sellers without modification of the accounting principles used in the preparation thereof throughout the periods presented and fairly presents, in all material respects, the financial position, results of operations, and cash flows of Sellers as at the dates and for the periods indicated.
The audited balance sheet of Sellers as at December 31, 2011 is referred to as the “Balance Sheet” and December 31, 2011 is referred to as the “Balance Sheet Date.”
(b)    All books, records, and accounts of Sellers are accurate and complete and are maintained in all material respects in accordance with good business practice and all applicable Laws. Each Seller maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets and Liabilities are compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.
(c)    The financial projections and business plan provided by Seller Parent to Purchaser before the date of this Agreement were reasonably prepared on a basis reflecting management’s best estimates, assumptions, and judgments, at the time provided to Purchaser, as to the future financial performance of Sellers.
5.5    No Undisclosed Liabilities. Sellers have no Indebtedness or Liabilities (whether or nor required under GAAP to be reflected on a balance sheet or the notes thereto) other than those (a) incurred in connection with the Transactions, (b) specifically reflected in, fully reserved against, or otherwise described in the Balance Sheet or the notes thereto, or (c) incurred in the Ordinary Course of Business since the Balance Sheet Date none of which, individually or in the aggregate, are expected to exceed $10,000.
5.6    Title to Purchased Assets; Sufficiency; Fair Consideration. Sellers own and have good and valid title to each of the Purchased Assets, free and clear of all Liens other than Permitted Exceptions.

The Purchased Assets constitute all of the assets used in or held for use in the Business and are sufficient for Purchaser to conduct the Business from and after the Closing Date without interruption and in the Ordinary Course of Business as it has been conducted by Sellers. Sellers have determined, in good faith, that the Total Consideration is equal to or greater than the fair value of the Purchased Assets. Sellers are not entering into the Transactions with intent to hinder, delay, or defraud either present or future creditors. After the Closing, no Seller will have unreasonably small capital for its business and for the debts it is likely to incur and each Seller will be able to pay its debts and obligations as they become due.
5.7    Absence of Certain Developments. Except as expressly contemplated by this Agreement, since the Balance Sheet Date, (i) Sellers have conducted the Business only in the Ordinary Course of Business; (ii) there has not been any event, change, occurrence, or circumstance that, individually or in the aggregate with any such events, changes, occurrences, or circumstances, has had or could reasonably be expected to have a Material Adverse Effect; and (iii) no Seller has taken any of the following actions:
(a)     (i) increase the salary or other compensation of any manager, director, officer, consultant, or Employee of any Seller or any of its Affiliates except for normal year-end increases in the Ordinary Course of Business; (ii) grant any unusual or extraordinary bonus, benefit, or other direct or indirect compensation to any manager, director, officer, consultant, or Employee of any Seller or any of its Affiliates; (iii) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension, or other employee benefit plan or arrangement made to, for, or with any of the managers, directors, officers, consultants, Employees, agents, or representatives of any Seller or any of its Affiliates or otherwise modify or amend or terminate any such plan or arrangement; or (iv) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition, or similar agreement or arrangement with any managers, directors, officers, consultants, or Employees of any Seller or any of its Affiliates (or amend any such agreement) to which any Seller or any of its Affiliates is a party;
(b)    (i) issue, create, incur, assume, guarantee, endorse, or otherwise become liable or responsible with respect to (whether directly, contingently, or otherwise) any Indebtedness; (ii) except in the Ordinary Course of Business, pay, repay, discharge, purchase, repurchase, or satisfy any Indebtedness issued or guaranteed by any Seller; (iii) modify the terms of any Indebtedness or other Liability; or (iv) make any loans, advances of capital contributions to, or investments in any other Person;
(c)    in each case to the extent it could bind or adversely affect Purchaser post Closing, (i) make, change, or revoke any Tax election, settle or compromise any Tax claim or liability, enter into a settlement or compromise, or change (or make a request to any taxing authority to change) any aspect of its method of accounting for Tax purposes or (ii) prepare or file any Tax Return (or any amendment thereof) unless such Tax Return will have been prepared in a manner consistent with past practice and Sellers will have provided Purchaser a copy thereof (together with supporting papers) at least three (3) Business Days prior to the due date thereof for Purchaser to review and approve (such approval not to be unreasonably withheld, conditioned or delayed);
(d)    subject to any Lien or otherwise encumber or, except for Permitted Exceptions, permit, allow, or suffer to be encumbered any of the properties or assets (whether tangible or intangible) of or used by any Seller;

(e)    acquire any material properties or assets or sell, assign, license, transfer, convey, lease, or otherwise dispose of any of the Purchased Assets other than for fair consideration in the Ordinary Course of Business;
(f)    enter into or agree to enter into any merger or consolidation with any corporation or other entity, engage in any new business or invest in, make a loan, advance, or capital contribution to, or otherwise acquire the securities of any other Person;
(g)    declare, set aside, make, or pay any dividend or other distribution in respect of the capital stock or other securities of or other ownership interests in any Seller or repurchase, redeem, or otherwise acquire any outstanding equity interests or other securities or ownership interests in any Seller;
(h)    cancel or compromise any debt or claim or waive or release any material right of any Seller except in the Ordinary Course of Business;
(i)    introduce any material change with respect to the operation of the Business, including any material change in the type, nature, composition, or quality of products or services, or, other than in the Ordinary Course of Business, make any change in product specifications or prices or terms of distributions of such products or change its pricing, discount, allowance, or return policies or grant any pricing, discount, allowance, or return terms for any customer or supplier not in accordance with such policies;
(j)    enter into any Contract, understanding, or commitment that restrains, restricts, limits, or impedes the ability of the Business or Purchaser to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;
(k)    terminate, amend, restate, supplement, abandon, or waive any rights under any (i) Material Contract, Real Property Lease, Personal Property Lease, or Intellectual Property License, other than in the Ordinary Course of Business or (ii) Permit;
(l)    change or modify its credit, collection, or payment policies, procedures, or practices, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other liabilities;
(m)    enter into any commitment for capital expenditures in excess of $10,000 for any individual commitment and $50,000 for all commitments in the aggregate;
(n)    amend the organizational documents of any Seller;
(o)    enter into any transaction or enter into, modify, or renew any Contract that by reason of its size, nature, or otherwise is not in the Ordinary Course of Business; or
(p)    agree to do anything (i) prohibited by this Section 5.7; (ii) that would make any of the representations and warranties of the Selling Parties in this Agreement or any of the Seller Documents untrue or incorrect in any material respect; or (iii) that would be reasonably expected to have a Material Adverse Effect.
5.8    Taxes.
(a)    (i) All material Tax Returns required to be filed by or on behalf of each Seller have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true, complete, and correct in all material respects, and (ii) all material Taxes relating to the Business or the Purchased Assets have been fully and timely paid.
(b)    All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns relating to the Purchased Assets or the Business have been fully paid; there are no audits or investigations by any Taxing Authority in progress; and no Seller has received any written notice or, to the Knowledge of Sellers, oral notice, from any Taxing Authority that it intends to conduct an audit or investigation relating to the Purchased Assets or the Business.
(c)    Each Seller has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authorities all amounts required to be so withheld and paid over under all applicable Laws.
(d)    No claim has been made by a Taxing Authority in a jurisdiction in which any Seller does not currently file a Tax Return such that any Seller is or may be subject to taxation by that jurisdiction.
(e)    No agreement, waiver, or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including any applicable statute of limitation) or the period for filing any Tax Return, in each case with respect to the Business or the Purchased Assets, has been executed or filed with any Taxing Authority by or on behalf of Sellers. No Seller has requested any extension of time within which to file any Tax Return with respect to the Business or the Purchased Assets, which Tax Return has since not been filed.
(f)    No Seller has received written notice of any Liens for Taxes upon the Purchased Assets, except for Permitted Exceptions, and to the Knowledge of Sellers, no such Liens exist.
(g)    None of the Purchased Assets is an interest in an entity taxable as a corporation, partnership, trust, or real estate mortgage investment conduit for federal income tax purposes.
(h)    No Seller has received written notice from, and to the Knowledge of Sellers, no issue has been raised by, any Governmental Body that, by application of the same principles, would reasonably be expected to affect the Tax treatment of the Purchased Assets or the Business in any taxable period (or portion thereof) ending after the Closing Date.
(i)    No power of attorney with respect to any Tax matter is currently in force with respect to the Purchased Assets or the Business that would, in any manner, bind, obligate, or restrict Purchaser.
(j)    No Seller has executed or entered into any agreement with, or obtained any consents or clearances from, any Taxing Authority or been subject to any ruling guidance specific to it that would be binding on Purchaser for any taxable period (or portion thereof) ending after the Closing Date.
(k)    None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Section 280G of the Code.
5.9    Real Property.
(a)    No Seller currently owns, or at any time has owned, any real property or any interests in real property, including improvements thereon and easements appurtenant thereto. Section 5.9(a) of the Seller Disclosure Schedule sets forth, with respect to each Seller, a complete list of all real property and interests in real property leased by such Seller (each a “Leased Real Property” and, collectively, the “Leased

Real Properties”) as lessee or lessor and a description of each such lease (each a “Real Property Lease” and, collectively, the “Real Property Leases”) that includes the name of the third party lessor or lessee and the date of the lease or sublease and all amendments thereto. The Real Property Leases constitute all interests in real property currently used, occupied, or held for use in connection with the Business and that are necessary for the continued operation of the Business as currently conducted. All of the Leased Real Property and buildings, fixtures, and improvements thereon (A) are in good operating condition without structural defects, all mechanical and other systems located thereon are in good operating condition, and no condition exists requiring material repairs, alterations, or corrections and (B) are suitable, sufficient, and appropriate in all respects for their current and contemplated uses. Seller Parent has delivered or made available to Purchaser true, correct, and complete copies of the Real Property Leases, together with all amendments, modifications, or supplements thereto.
(b)    Each Seller has, and will transfer to Purchaser at the Closing, a valid, binding, and enforceable leasehold interest under each of the Real Property Leases under which it is a lessee, free and clear of all Liens other than Permitted Exceptions. Each of the Real Property Leases is in full force and effect and is the legal, valid, and binding obligation of the applicable Seller and, to the Knowledge of Sellers, of the other parties thereto, enforceable against each of them in accordance with its terms and, upon consummation of the Transactions, will continue in full force and effect without penalty or other adverse consequence. No Seller is in default under any Real Property Lease. To the Knowledge of Sellers, no other party to any Real Property Lease is in breach of or default thereunder and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a breach or default by any Seller or any other party thereunder. No Seller has received or given any written notice, or, to the Knowledge of Sellers, oral notice, of any default or event that, with notice or lapse of time or both, would constitute a default under any of the Real Property Leases. No party to any Real Property Lease has exercised any termination rights with respect thereto and no party has given written notice, or, to the Knowledge of Sellers, oral notice, of any significant dispute with respect to any Real Property Lease.
(c)    Sellers have all certificates of occupancy and Permits of any Governmental Body necessary or useful for the current use and operation of each of the Leased Real Properties, and Sellers have fully complied with all material conditions of all applicable Permits. No default or violation, or event that, with the lapse of time or giving of notice or both, would become a default or violation, has occurred with respect to any Permit.
(d)    There is no actual or, to the Knowledge of Sellers, threatened or contemplated condemnation or eminent domain proceedings that affect any Leased Real Property or any part thereof. No Seller has received any written notice or, to the Knowledge of Sellers, oral notice, of the intention of any Governmental Body or other Person to take or use all or any part of any Leased Real Property.
(e)    No Seller has received any written notice or, to the Knowledge of Sellers, oral notice, from any insurance company that has issued a policy with respect to any Leased Real Property requiring performance of any structural or other repairs or alterations to such Leased Real Property.
(f)    No Seller owns or holds, or is obligated under or a party to, any option, right of first refusal, or other contractual right to purchase, acquire, sell, assign, or dispose of any real estate or any portion thereof or interest therein.
5.10    Tangible Personal Property.
(a)    Sellers have good and marketable title to all of the items of tangible personal property reflected on the balance sheet as of the Interim Balance Sheet Date or used in the Business (except as sold or disposed of after the date of this Agreement in the Ordinary Course of Business and not in violation of this Agreement), free and clear of any and all Liens other than Permitted Exceptions. All such items of tangible personal property that, individually or in the aggregate, are material to the operation of the Business are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.
(b)    Section 5.10 of the Seller Disclosure Schedule sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $5,000 relating to personal property reflected on the balance sheet as of the Interim Balance Sheet Date or used in the Business or to which any Seller is a party or by which the properties or assets of any Seller are bound. All of the items of personal property under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the applicable lease. Seller Parent has delivered or made available to Purchaser true, correct, and complete copies of the Personal Property Leases, together with all amendments, modifications, or supplements thereto.
(c)    The tangible personal property owned and leased by Sellers is sufficient for the continued operation of the Business. Each Seller has a valid, binding, and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee. Each of the Personal Property Leases is in full force and effect and no Seller has received or given any written notice or, to the Knowledge of Sellers, oral notice, of any default or event that with notice or lapse of time or both would constitute a default by it under any of the Personal Property Leases. To the Knowledge of Sellers, no other party to the personal property Leases is in default thereof. No party to the Personal Property Leases has exercised any termination rights with respect thereto.
5.11    Intellectual Property.
(a)    Section 5.11(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Internet domain names, Patents, registered Marks, pending applications for registration of Marks, unregistered Marks, registered Copyrights, and pending applications for registration of Copyrights included in the Purchased Intellectual Property. Section 5.11(a) of the Seller Disclosure Schedule lists (i) the jurisdictions in which each such item of Purchased Intellectual Property has been issued, registered, otherwise arises or in which any such application for such issuance and registration has been filed and (ii) the registration or application date, as applicable.
(b)    Sellers are the sole and exclusive owners of all right, title and interest in and to all of the Purchased Technology and Purchased Intellectual Property, including each of the Copyrights in any works of authorship prepared by or for any Seller that resulted from or arose out of any work performed by or on behalf of any Seller or by any employee, officer, consultant or contractor of any Seller, in each case, free and clear of all Liens or obligations to others (except for those specified licenses included in Section 5.11(e) of the Seller Disclosure Schedule). Sellers have valid and continuing rights to use, sell, and license, as the case may be, all other Intellectual Property and Technology related to or used in connection with the Business as the same is used, sold, and licensed in the Business as presently conducted and proposed to be conducted, free and clear of all Liens or obligations to others (except for those specified licenses included in Section 5.11(e) of the Seller Disclosure Schedule).
(c)    The Purchased Intellectual Property and Purchased Technology, the design, development, manufacturing, licensing, marketing, distribution, offer for sale, sale, use, or maintenance of any products and services in connection with the Business as presently and as currently proposed to be conducted, and the present and currently proposed business practices, methods, and operations of Sellers do not infringe, constitute an unauthorized use of, misappropriate, dilute, or violate any Intellectual Property or other right of any Person (including pursuant to any non-disclosure agreements or obligations to which any Seller or any Employee or Former Employee is a party). The Purchased Intellectual Property and the Intellectual Property and Technology licensed to Sellers under the Intellectual Property Licenses included in the Purchased Contracts and the Purchased Technology include all of the Intellectual Property and Technology necessary and sufficient to enable Sellers to conduct the Business in the manner in which the Business is currently being conducted and proposed to be conducted.
(d)    Except with respect to licenses of commercial off-the-shelf Software available on reasonable terms for a license fee of no more than $10,000, and except pursuant to the Intellectual Property Licenses listed in Section 5.11(e) of the Seller Disclosure Schedule, Sellers are not required, obligated, or under any liability whatsoever to make any payments by way of royalties, fees, or otherwise to any owner, licensor of, or other claimant to any Purchased Intellectual Property, or any other Person, with respect to the use thereof or in connection with the conduct of the Business as currently conducted or proposed to be conducted.
(e)    Section 5.11(e) of the Seller Disclosure Schedule sets forth a complete and accurate list of all (i) Intellectual Property Licenses, (ii) Contracts to which any Seller is a party containing a covenant not to compete or otherwise limiting its ability to (x) exploit fully any of the Purchased Intellectual Property or (y) conduct the Business in any market or geographical area or with any Person and (iii) Contracts to which any Seller is a party containing an agreement to indemnify any other Person against any claim of infringement, unauthorized use, misappropriation, dilution, or violation of Intellectual Property. Seller Parent has delivered or made available to Purchaser true, correct and complete copies of each Contract and Intellectual Property License set forth on Section 5.11(e) of the Seller Disclosure Schedule together with all amendments, modifications, or supplements thereto.
(f)    Each of the Intellectual Property Licenses is in full force and effect and is the legal, valid, and binding obligation of the applicable Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Sellers are not in default under any Intellectual Property License, nor, to the Knowledge of Sellers, is any other party to an Intellectual Property License in default thereunder. To the Knowledge of Sellers, no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default under any Intellectual Property License. No party to any of the Intellectual Property Licenses has exercised any termination rights with respect thereto, and there are no material disputes regarding the scope or performance of any such agreement. Sellers have and will transfer to Purchaser at the Closing, good and valid title to the Intellectual Property Licenses, free and clear of all Liens other than Permitted Exceptions. Seller Parent has delivered or otherwise made available to Purchaser true, correct, and complete copies of all of the Intellectual Property Licenses, together with all amendments, modifications, or supplements thereto.
(g)    No Trade Secret material to the Business as presently conducted or proposed to be conducted has been authorized to be disclosed or has been actually disclosed by any Seller to any of its Former Employees, Employees, or any third Person other than pursuant to a confidentiality or non-disclosure agreement. Each Seller has taken adequate security measures to protect the secrecy, confidentiality, and value of all the Trade Secrets included in the Purchased Intellectual Property and any other non-public, proprietary information included in the Purchased Technology, which measures are reasonable in the industry in which the Business operates. Each Seller has executed valid written agreements with all of its Former

Employees, Employees, and other third Persons who have contributed to the development of Technology and Intellectual Property pursuant to which each such Former Employee, Employee, or other third Person has assigned to such Seller all his or her rights in and to all Technology and Intellectual Property he or she may develop in the course of his or her employment or engagement (as applicable) and agreed to hold all trade secrets and confidential information of Sellers in confidence both during and after his or her employment or engagement.
(h)    No Seller is the subject of any pending or, to the Knowledge of Sellers, threatened Legal Proceedings that involve a claim of infringement, unauthorized use, misappropriation, dilution, or violation by any Person against any Seller or challenging the ownership, use, validity, or enforceability of any Purchased Intellectual Property. No Seller has received written (including by electronic mail) notice of any such threatened claim and, to the Knowledge of Sellers, there are no facts or circumstances that would form the basis for any such claim or challenge. The Purchased Intellectual Property, and all of Sellers’ rights in and to the Purchased Intellectual Property, are valid and enforceable.
(i)    To the Knowledge of Sellers, no Person is infringing, violating, misusing, or misappropriating any Purchased Intellectual Property, and no such claims have been made against any Person by any Seller.
(j)    There are no Orders to which any Seller is a party or by which it is bound that restrict, in any material respect, any rights to any Purchased Intellectual Property or that affect the validity, use, or enforceability of any Purchased Intellectual Property.
(k)    The consummation of the Transactions will not result in the loss or impairment of Purchaser’s right to own or use any of the Purchased Intellectual Property or Purchased Technology.
(l)    No Employee or Former Employee has any right, title, or interest, directly or indirectly, in whole or in part, in any material Purchased Intellectual Property. To the Knowledge of Sellers, no Employee or Former Employee is, as a result of or in the course of such employee’s, consultant’s, or independent contractor’s engagement, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement, or similar agreement.
(m)    Section 5.11(m) of the Seller Disclosure Schedule sets forth a complete and accurate list of (i) all Software included in the Purchased Technology owned exclusively by any Seller that is material to the operation of the Business and (ii) all other Software used in the Business that is not exclusively owned by any Seller, excluding commercial-off-the-shelf Software available on reasonable terms for a license fee of no more than $10,000 in the aggregate.
(n)    The information technology systems of Sellers, including the relevant Software and Hardware, are adequate for the Business as presently conducted and as currently proposed to be conducted, including with respect to expected increases in business volume. The information technology systems of Sellers have not suffered any material failure within the past two (2) years and are reasonably secure against intrusion. No Seller has suffered any security breaches within the past two (2) years that have resulted in a third party obtaining access to any confidential information of any Seller’s customers, suppliers, Employees, or Former Employees.
(o)    No open source software or freeware has been incorporated into any product of any Seller that would in any way limit the ability to make, use, or sell such product or that would diminish or transfer the rights of ownership in any Intellectual Property or Software of any Seller to a third party.

(p)    Sellers are in compliance with any posted privacy policies and any Laws or regulations relating to personally identifiable information.
5.12    Material Contracts.
(a)    Section 5.12(a) of the Seller Disclosure Schedule sets forth, by reference to the applicable subsection of this Section 5.12(a), all of the following Contracts to which any Seller is a party or by which any Seller or any Seller’s assets or properties are bound (collectively, the “Material Contracts”):
(i)    Contracts with any current or former officer, director, equity holder, or Affiliate of any Seller;
(ii)    Contracts with any labor union or association representing any Employee;
(iii)    Contracts for the sale of any of the assets of any Seller other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets;
(iv)    Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information;
(v)    Contracts containing (A) covenants of any Seller not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any Person with respect to employment or (B) covenants of any other Person not to compete with any Seller in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment;
(vi)    Contracts relating to the acquisition (by merger, purchase of equity or assets, or otherwise) by any Seller of any operating business or material assets or the capital stock of any other Person;
(vii)    Contracts relating to the incurrence, assumption, or guarantee of any Indebtedness or imposing a Lien on any of the assets of any Seller, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;
(viii)    all Contracts providing for payments by or to any Seller in excess of $25,000 in any fiscal year or $100,000 in the aggregate during the term thereof;
(ix)    Contracts providing for severance, retention, change in control, or other similar payments;
(x)    all contracts with any Employee or Former Employee of any Seller, including all contracts for the employment of any individual on a full-time, part-time, consulting, or other basis and all contracts containing any noncompetition, nondisclosure, non-solicitation, confidentiality or other restrictive provisions;
(xi)    material management Contracts and Contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than thirty (30) days’ notice;

(xii)    any contract with a Significant Customer;
(xiii)    outstanding Contracts of guaranty, surety, or indemnification, direct or indirect, by any Seller; and
(xiv)    Contracts otherwise material to any Seller.
(b)    Each of the Material Contracts is in full force and effect and is the legal, valid, and binding obligation of the applicable Seller and, to the Knowledge of Sellers, of the other parties thereto, enforceable against each of them in accordance with its terms and, upon consummation of the Transactions, will continue in full force and effect without penalty or other adverse consequence. No Seller is in default under any Material Contract. To the Knowledge of Sellers, no other party to any Material Contract is in breach or default thereunder and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a breach or default by any Seller or any other party thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no party has given written notice or, to the Knowledge of Sellers, oral notice, of any significant dispute with respect to any Material Contract. Seller Parent has delivered or made available to Purchaser true, correct, and complete copies of all of the Material Contracts together with all amendments, modifications, or supplements thereto.
(c)    No Seller has entered into any material oral contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment, or other arrangement, understanding, undertaking, commitment, or obligation.
5.13    Employee Benefits.
(a)    Section 5.13(a) of the Seller Disclosure Schedule sets forth a complete and correct list of (i) all “employee benefit plans”, as defined in Section 3(3) of ERISA, and all other employee benefit arrangements or payroll practices, including bonus plans, consulting or other compensation agreements, incentive, equity or equity-based compensation, deferred compensation arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life insurance, or scholarship programs maintained by any Seller or to which any Seller contributed or is obligated to contribute thereunder for Employees or Former Employees of such Seller or that cover Employees of such Seller (the “Employee Benefit Plans”). To the Knowledge of Sellers, none of the Employee Benefit Plans maintained by any Seller or any trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with any Seller under Sections 414(b), (c), (m), or (o) of the Code (an “ERISA Affiliate”) is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), is subject to Title IV of ERISA, or provides for any continuing of benefits or coverage post-termination of employment, except as may be required under COBRA. Furthermore, neither any Seller nor any ERISA Affiliate has sponsored, maintained, contributed to, or been obligated to contribute to any Multiemployer Plan or any plan subject to Title IV of ERISA for the past six years.
(b)    True, correct, and complete copies of the following documents, with respect to each of the Employee Benefit Plans and the employee benefit plans of any ERISA Affiliate (the “ERISA Affiliate Plans”) (as applicable), have been delivered to Purchaser: (i) any plans and related trust documents, and all amendments thereto; (ii) the most recent Forms 5500 for the past three years and schedules thereto; (iii) the most recent financial statements and actuarial valuations for the past three years; (iv) the most recent IRS determination letter; (v) the most recent summary plan descriptions (including letters or other documents updating such descriptions); and (vi) written descriptions of all non-written agreements relating to the Employee Benefit Plans and ERISA Affiliate Plans.

(c)    To the Knowledge of Sellers, each of the Employee Benefit Plans and ERISA Affiliate Plans intended to qualify under section 401 of the Code (“Qualified Plans”) so qualify and the trusts maintained thereto are exempt from federal income taxation under section 501 of the Code, and nothing has occurred with respect to the operation of any such plan that could cause the loss of such qualification or exemption or the imposition of any liability, penalty, or tax under ERISA or the Code.
(d)    All contributions and premiums required by Law or by the terms of any Employee Benefit Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith, and no accumulated funding deficiencies exist in any of such plans subject to section 412 of the Code. All contributions for any period ending on or before the Closing Date that are not yet due will have been paid or accrued on the Balance Sheet on or before the Closing Date.
(e)    There are no pending Legal Proceedings that have been asserted or instituted against any of the Employee Benefit Plans or ERISA Affiliate Plans, the assets of any such plans or any Seller, or the plan administrator or any fiduciary of the Employee Benefit Plans or ERISA Affiliate Plans with respect to the operation of such plans (other than routine, uncontested benefit claims), and to the Knowledge of Sellers there are no facts or circumstances that could form the basis for any such Legal Proceeding.
(f)    Each of the Employee Benefit Plans and ERISA Affiliate Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Law. All amendments and actions required to bring each of the Employee Benefit Plans and ERISA Affiliate Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken.
(g)    Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment becoming due to any current or former director, officer, or Employee of any Seller; (ii) increase any benefits or trigger any rights under any Employee Benefit Plan or ERISA Affiliate Plan; or (iii) result in the acceleration of the time of payment, vesting, or funding of any such benefits except as provided under applicable Law.
(h)    No Seller is a party to any contract, plan, or commitment, whether legally binding or not, to create any additional Employee Benefit Plan or ERISA Affiliate Plan or to modify any existing Employee Benefit Plan or ERISA Affiliate Plan.
(i)    No partnership interest or other security issued by any Seller forms or has formed a material part of the assets of any Employee Benefit Plan or ERISA Affiliate Plan.
(j)    Any individual who performs services for any Seller (other than through a contract with an organization other than such individual) and who is not treated as an employee for federal income tax purposes by such Seller is not an employee for such purposes.
5.14    Labor.
(a)    No Seller is a party to any labor, collective bargaining, or similar agreement, and currently, to the Knowledge of Sellers, there are no organizational campaigns, petitions, or other unionization activities seeking recognition of a collective bargaining unit that could affect any Seller.

(b)    No Employees are represented by any labor organization. No labor organization or group of Employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Sellers, threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving any Seller pending or, to the Knowledge of Sellers, threatened by any labor organization or group of Employees.
(c)    There are no (i) strikes, work stoppages, slowdowns, lockouts, or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of Sellers, threatened against or involving any Seller. There are no unfair labor practice charges, grievances, or complaints pending or, to the Knowledge of Sellers, threatened by or on behalf of any Employee or group of Employees.
(d)    There are no complaints, charges, or claims against any Seller pending or, to Knowledge of Sellers, threatened that could be brought or filed with any Governmental Body based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of or failure to employ any individual.
(e)    Each Seller is, and since the inception of each Seller (or any predecessor entity, if applicable), has been in material compliance with all then applicable Laws, regulations and common law respecting employment, including termination of employment, WARN and any similar state or local “mass layoff” or “plant closing” Law, hiring, discrimination, civil rights, terms and conditions of employment, wages, hours, and safety and health, workers’ compensation, common law employee status and the collection and payment of withholding and social security taxes and any similar tax, collective bargaining, and employment practices, and has not engaged in any unfair labor practice. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to any Seller within the six months before Closing. Since the inception of each Seller (or any predecessor entity, if applicable), each Seller has withheld all amounts required by applicable Law or by agreement to be withheld from the wages, salaries, and other payments to its Employees, including any common law employees, and is not liable for any arrears of wages (including commissions, bonuses, or other compensation), or any taxes or any penalty for failure to comply with any of the foregoing (or, if any arrears, penalty, or interest were assessed against such Seller regarding the foregoing, it has been fully satisfied). No Seller is liable for any payment to any trust or other fund or to any Governmental Body with respect to unemployment compensation benefits, workers’ compensation benefits, social security, social benefits, or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against any Seller under any workers’ compensation plan or policy or for long-term disability. There are no controversies pending or, to the Knowledge of Sellers, threatened between any Seller and any of its Employees or Former Employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration, or investigation before any Governmental Body, including claims for compensation, severance benefits, vacation time, vacation pay, or pension benefits, or any other claim pending in any court or administrative agency from any current Employee or Former Employee or any other person arising out of any Seller’s status as employer or purported employer, or as an entity which engages independent contractors or consultants, or any workplace practices or policies whether in the form of claims for discrimination, harassment, unfair labor practices, grievances, wage and hour violations, wrongful discharge, or otherwise. To the Knowledge of Sellers, no Employees or Former Employees are, or have in the past been in, violation of any term of any employment contract, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such Employee or Former Employee to be employed by any Seller because of the nature of the Business or work performed by the Employee or Former Employee or to the use of trade secrets or proprietary information of others.

5.15    Litigation. There is no Legal Proceeding pending or, to the Knowledge of Sellers, threatened against or affecting any Seller or any of its assets (or to the Knowledge of Sellers, pending or threatened against any of the officers, directors, or Employees or Former Employees of any Seller with respect to their business activities on behalf of any Seller), or to which any Seller is otherwise a party. To the Knowledge of Sellers, there is no reasonable basis for any such Legal Proceeding. Sellers are not subject to any Order, and Sellers are not in breach or violation of any Order. No Seller is engaged in any legal action to recover monies due it or for damages sustained by it. There are no Legal Proceedings pending or, to the Knowledge of Sellers, threatened against any Seller or to which any Seller is otherwise a party relating to this Agreement or any Seller Document or the Transactions.
5.16    Compliance with Laws; Permits.
(a)    Each Seller is in compliance in all material respects with all Laws applicable to its operations, the Purchased Assets, or the Business. No Seller has received any written notice, or, to the Knowledge of Sellers, oral notice, of or been charged with the violation of any Laws. To the Knowledge of Sellers, no Seller is under investigation with respect to the violation of any Laws and there are no facts or circumstances that could form the basis for any such violation. No Seller has violated any applicable Law concerning the export or re-export of any products or services or the boycott of any country.
(b)    Section 5.16(b) of the Seller Disclosure Schedule contains a true and complete list of all material Permits that are required for the Business (“Seller Permits”), and each Seller currently has all Seller Permits that it is required to have. No Seller is in default or violation, and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation in any material respect of any term, condition, or provision of any Seller Permit and, to the Knowledge of Sellers, there are no facts or circumstances that could form the basis for any such default or violation. None of the Seller Permits will be impaired or in any way affected by the consummation of the Transactions.
5.17    Environmental Matters.
(a)    To the Knowledge of Sellers, the operations of the Business are, and have at all times been in, compliance with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying with all Environmental Permits. No action or proceeding is pending or, to the Knowledge of Sellers, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Knowledge of Sellers, no facts, circumstances, or conditions currently exist that could adversely affect continued compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain continued compliance with Environmental Laws and Environmental Permits.
(b)    No Seller is the subject of any outstanding written Order or Contract with any Governmental Body or Person with respect to (i) Environmental Laws, (ii) Remedial Action, or (iii) any Release or threatened Release of a Hazardous Material.
(c)    No Seller has received written, or, to the Knowledge of Sellers, oral notice, of any claim against any Seller alleging that any Seller may be in violation of any Environmental Law or Environmental Permit or may have any Liability under any Environmental Law and, to the Knowledge of Sellers, no such claim has been threatened.
(d)    To the Knowledge of Sellers, no facts, circumstances, or conditions exist with respect to any Seller or any property currently or formerly operated, or leased by any Seller or any property to which any Seller arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in any Seller incurring unbudgeted Environmental Costs and Liabilities.
(e)    To the Knowledge of Sellers, there are no investigations by any Governmental Body of the Business, the Real Property Leases, or previously operated or leased property of any Seller pending or threatened that could lead to the imposition on Sellers of any Environmental Costs and Liabilities or Liens under Environmental Law.
(f)    The Transactions do not require the consent of or filings with any Governmental Body with respect to environmental matters.
(g)    To the Knowledge of Sellers, there are no (i) underground storage tanks, (ii) landfills, (iii) surface impoundments, (iii) asbestos-containing materials, or (iv) items of equipment containing polychlorinated biphenyls located at the Leased Real Property. For any properties previously operated or leased by any Seller, to the Knowledge of Sellers, there were none of the items listed in clauses (i) through (iv) located at such properties during the time that such Seller operated or leased such properties.
(h)    Seller Parent has provided to Purchaser all written environmentally related audits, studies, reports, analyses, and results of investigations that have been performed with respect to the Leased Real Property or any real property previously owned, leased or operated by any Seller, and that were, at any time, provided to any of the Sellers.
5.18    Insurance.
(a)    Each Seller has insurance policies in full force and effect (i) for such amounts as are sufficient for all requirements of Law and all agreements to which it is a party or by which it is bound and (ii) that are in such amounts, with such deductibles and against such risks and losses, as are reasonable for the Business and its assets and properties, subject to reasonable deductibles, and the risks insured against are normal and customary for the industry. Section 5.18 of the Seller Disclosure Schedule lists all insurance policies, fidelity bonds, and financial responsibility certificates held by or applicable to each Seller, including, for each, the policy name, policy number, carrier, term, type and amount of coverage, annual premium, and whether the policy may be terminated upon consummation of the Transactions.
(b)    No event relating to any Seller has occurred that could reasonably be expected to result in a retroactive upward adjustment in premiums under any insurance policies or that could reasonably be expected to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two years and, to the Knowledge of Sellers, no threat has been made to cancel any insurance policy of any Seller during such period. All such insurance policies will remain in full force and effect through the Closing Date. No event has occurred, including the failure by any Seller to give any notice or information, or any Seller giving any inaccurate or erroneous notice or information, that limits or impairs the rights of any Seller under any such insurance policies.
5.19    Accounts and Notes Receivable and Payable.
(a)    Section 5.19 of the Seller Disclosure Schedule lists and shows the aging of all the accounts receivable (i) reflected on the Balance Sheet or (ii) arising after the Balance Sheet Date. All accounts and notes receivable have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice and are payable on ordinary trade terms. All accounts and notes receivable (A) reflected on the Balance Sheet or (B) arising after the Balance Sheet Date are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, and all such reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. None of the accounts or the notes receivable (1) are subject to any setoffs or counterclaims or (2) represent obligations for goods sold on consignment, on approval, or on sale-or-return basis or subject to any other repurchase or return arrangement.
(b)    All accounts payable reflected in the Balance Sheet or arising after the Balance Sheet Date are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable.
5.20    Customers and Suppliers.
(a)    Section 5.20 of the Seller Disclosure Schedule lists (i) each customer that accounted for more than $100,000 in revenues of the Business during either the last full fiscal year or the interim period through the Balance Sheet Date (each, a “Significant Customer”) and the percentage of total revenues of the Business such Significant Customer represented during the previous twenty-four (24) months and (ii) each supplier that is the sole supplier of any significant product or service to the Business. No purchase order or commitment of any Seller are in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.
(b)    No Seller has any outstanding dispute that has been communicated in writing or, to the Knowledge of Sellers, orally to any Seller concerning any Seller’s business operations or services with any Significant Customer. No Seller has received any written notice, or, to the Knowledge of Sellers, oral notice, from any Significant Customer that such customer will not continue as a customer of the Business after Closing or that such customer intends to terminate or materially modify existing agreements relating to the Business. To the Knowledge of Sellers, no other customer of the Business has asserted any claims of breach of warranty with regard to such services nor does any Seller have any indemnity liability for any such services to any other customer. To the Knowledge of Sellers, no customer has any interest in any real or personal, tangible or intangible property used in or pertaining to the Business.
5.21    Related Party Transactions. No Seller (a) owes any amount to any Related Person; (b) is involved in any business arrangement or other relationship with any Related Person (whether written or oral); (c) owns any property or right, tangible or intangible, that is used by any Related Person; (d) has any claim or cause of action against any Related Person; or (e) controls, owns any direct or indirect interest of any kind in, is a director, manager, officer, employee, or partner of, is a consultant to, is a lender to or borrower from, or has the right to participate in the profits of any Person that is a competitor, supplier, customer, landlord, tenant, creditor, or debtor of any Seller. No Related Person owes any amount to any Seller or has committed to make any loan or extend or guarantee credit to or for the benefit of any Seller, or owns any property or right, tangible or intangible, that is used by any Seller.
5.22    Non-Compete Agreements. No Seller is a party to any written or, to the Knowledge of Sellers, oral, agreement in the nature of a non-compete or exclusivity agreement or that otherwise limits or restricts the ability of any Seller, or would after the Closing limit or restrict the ability of Purchaser, to compete or otherwise conduct its business in any manner or place.
5.23    Banks. Section 5.23 of the Seller Disclosure Schedule lists (a) the names and locations of all banks with which each Seller has accounts or safe deposit boxes, (b) the account numbers of all such accounts, and (c) the names of all persons authorized to draw thereon or to have access thereto. No person holds a power of attorney to act on behalf of any Seller.

5.24    Financial Advisors. Except for Hyde Park Capital Partners, LLC pursuant to the engagement letter in the form provided to Purchaser by Seller Parent, no Person has acted, directly or indirectly, as a broker, finder, or financial advisor for Sellers in connection with the Transactions, and no Person is or will be entitled to any fee or commission or like payment in respect thereof.
5.25    Certain Payments. No Seller or, to the Knowledge of Sellers, any director, officer, employee, or other Person associated with or acting on behalf of any of them has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for any Seller, (ii) to pay for favorable treatment for business secured by any Seller, (iii) to obtain special concessions or for special concessions already obtained for or in respect of any Seller, or (iv) in violation of any applicable Law or (b) established or maintained any fund or asset with respect to any Seller that has not been recorded in the books and records of Sellers.
5.26    Guarantees or Suretyships. No Seller has any obligations or liabilities (absolute or contingent) as guarantor, surety, cosigner, endorser, co-maker, indemnitor, or otherwise with respect to the obligations or Liabilities of any Person.
5.27    Complete Copies of Materials. Seller Parent has delivered or made available to Purchaser copies of each document listed in the Seller Disclosure Schedule and such copies are true and complete copies of such documents, including all amendments, supplements and modifications thereto, in all material respects. The documents attached to the Seller Disclosure Schedule are the same versions of the corresponding documents that were available on Seller’s RR Donnelley Venue electronic datasite on the Closing Date.
5.28    Full Disclosure. No representation or warranty of the Selling Parties contained in this Agreement or in any of the Seller Documents and no written statement made by or on behalf of the Selling Parties to Purchaser or any of its Affiliates pursuant to this Agreement or any of the Seller Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There are no facts which the Selling Parties have not disclosed to Purchaser in writing that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE PURCHASING PARTIES
The Purchasing Parties, jointly and severally, represent and warrant to Sellers, and acknowledge that Sellers are relying upon such representations and warranties in connection with the Transactions, that the statements contained in this Article VI are true and correct, except as set forth in the correspondingly numbered disclosure schedules delivered by the Purchasing Parties to Sellers (the “Purchaser Disclosure Schedule”) dated as of the Closing Date.
6.1    Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and subsisting under the Laws of the State of Nevada. Purchaser Parent is a corporation duly organized, validly existing and subsisting under the Laws of the State of Washington.
6.2    Authorization of Agreement. Each Purchasing Party has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument, or certificate contemplated by this Agreement or to be executed by such Purchasing Party in connection with the consummation of the Transactions (collectively, the “Purchaser Documents”), to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution, delivery, and performance by the Purchasing Parties of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of the Purchasing Parties. This Agreement and each Purchaser Document has been duly and validly executed and delivered by each Purchasing Party that is a party thereto and (assuming the due authorization, execution, and delivery by the other parties hereto and thereto) this Agreement and each Purchaser Document constitute the legal, valid, and binding obligation of the Purchasing Parties, enforceable against them in accordance with their respective terms, except to the extent that enforceability may be limited by the effect of (a) any applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting the enforcement of creditors’ rights and remedies generally, and (b) general principles of equity, including principles of commercial reasonableness, good faith, and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
6.3    Conflicts; Consents of Third Parties.
(d)    None of the execution and delivery by the Purchasing Parties of this Agreement or the Purchaser Documents, the consummation of the Transactions, or the compliance by any Purchasing Party with any of the provisions hereof or thereof will (i) conflict with, (ii) result in any violation or breach of or default (with or without notice or lapse of time, or both) under, (iii) give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or (iv) give rise to any obligation to make any payment under or to increased, additional, accelerated, or guaranteed rights or entitlements of any Person under any provision of (A) the articles of incorporation and bylaws of any Purchasing Party; (B) any Contract or Permit to which any Purchasing Party is a party or by which any of the properties or assets of the Purchasing Parties are bound; (C) any Order of any Governmental Body applicable to any Purchasing Party or by which any of the properties or assets of any Purchasing Party are bound; or (D) any applicable Law.
(e)    No consent, waiver, approval, Order, Permit, or authorization of, declaration or filing with, or notification to any Person or Governmental Body is required on the part of any Purchasing Party in connection with (i) the execution and delivery of this Agreement or the Purchaser Documents, the compliance by any Purchasing Party with any of the provisions hereof or thereof, the consummation of the Transactions, or the taking by Purchasing Party of any other action contemplated hereby or thereby or (ii) the continuing validity and effectiveness immediately following the Closing of any Contract or Permit of Purchasing Party. Neither the execution and delivery of this Agreement nor the consummation of the Transactions are subject to any filing pursuant to the HSR Act.
6.4    Litigation. There are no Legal Proceedings pending or, to the knowledge of the Purchasing Parties, threatened that are reasonably likely to prohibit or restrain the ability of the Purchasing Parties to enter into this Agreement or to consummate the Transactions.
6.5    Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder, or financial advisor for the Purchasing Parties in connection with the Transactions and no Person is entitled to any fee or commission or like payment in respect thereof.
6.6    Full Disclosure. No representation or warranty of the Purchasing Parties contained in this Agreement or in any of the Purchaser Documents and no written statement made by or on behalf of the Purchasing Parties to any Seller pursuant to this Agreement or any of the Purchaser Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE VII
POST-CLOSING COVENANTS
7.1    Non-Competition; Non-Solicitation; Confidentiality.
(d)    For a period from the Closing Date until the fifth anniversary of the Closing Date, Sellers will not and will cause their Affiliates not to, directly or indirectly, own, manage, operate, control, or participate in the ownership, management, operation, or control of any business, whether in corporate, proprietorship, or partnership form or otherwise, engaged in the Business or that otherwise competes with the Business (a “Restricted Business”); provided that the restrictions contained in this Section 7.1(a) will not restrict the acquisition by Sellers, directly or indirectly, of less than 2% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business; and provided, further, that Purchaser specifically acknowledges and agrees that each of the businesses listed on Schedule 7.1(a) will not be a Restricted Business for purposes of this Section 7.1(a). The Parties specifically acknowledge that the remedy at law for any breach of the foregoing will be inadequate and that Purchaser, in addition to any other relief available to it, will be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.
(e)    For a period from the Closing Date to the fifth anniversary of the Closing Date, Sellers will not and will cause their managers, directors, officers, employees, and Affiliates not to:  (i) cause, solicit, induce, or encourage any Employees of any Seller or Purchaser to leave such employment or hire, employ, or otherwise engage any such individual, or (ii) cause, induce, or encourage any material actual or prospective client, customer, supplier (including any content providers), or licensor of the Business (including any existing or former customer of any Seller and any Person that becomes a client or customer of the Business after the Closing) or any other Person who has a material business relationship with the Business to terminate or modify any such actual or prospective relationship; provided, however, that Purchaser specifically acknowledges and agrees that each of the businesses listed on Schedule 7.1(a) are permitted to solicit, hire, employ, or otherwise engage each or all of the individuals listed on Schedule 7.1(b) following the expiration or termination of the Transition Services Agreement.
(f)    From and after the Closing Date, the Selling Parties will not and will cause their Affiliates and their respective officers and directors not to, directly or indirectly, disclose, reveal, divulge, or communicate to any Person other than authorized officers, directors, and employees of the Purchasing Parties or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Purchasing Parties any Confidential Information (as defined below). The Selling Parties and their officers, directors, and Affiliates will not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law; provided that in the event disclosure is required by applicable Law, the Selling Parties will, to the extent reasonably possible, provide Purchaser with prompt written notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order. For purposes of this Section 7.1(c), “Confidential Information” means any information with respect to the Business and the Purchased Assets, including methods of operation, customers, customer lists, products, prices, fees, costs, Technology, inventions, Trade Secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets, or other specialized information or proprietary matters. Confidential Information does not include, and there will be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

(g)    The covenants and undertakings contained in this Section 7.1 relate to matters that are of a special, unique and extraordinary character and a violation of any of the terms of this Section 7.1 will cause irreparable injury to Purchaser, the amount of which will be impossible to estimate or determine and that cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 7.1 will be inadequate. Therefore, in addition to seeking damages, Purchaser will be entitled to an injunction, restraining order, or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 7.1 without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by this Section 7.1 are cumulative and in addition to any other rights and remedies that Purchaser may have hereunder or at law or in equity. In the event that Purchaser seeks damages for any breach of this Section 7.1, the portion of the Total Consideration that is allocated by the Parties to the foregoing covenant will not be considered a measure of or limit on such damages.
(h)    If any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation, or any other relevant feature of this Section 7.1 is unreasonable, arbitrary, or against public policy, then a lesser time period, geographical area, business limitation, or other relevant feature that is determined by such court to be reasonable, not arbitrary, and not against public policy may be enforced against the applicable Party.
(i)    The Purchasing Parties acknowledge and agree that the provision of services to be provided by Sellers to the Purchasing Parties pursuant to the Transition Services Agreement will not be deemed a breach of this Section 7.1.
7.2    Preservation of Records. Each of the Selling Parties and Purchaser will preserve and keep at Purchaser’s reasonable cost and expense, the records held by them or their respective Affiliates relating to the Purchased Assets and Assumed Liabilities and Excluded Liabilities with respect to the pre-Closing period for a period of seven (7) years from the Closing Date and will make such records and personnel available to the other as may be reasonably required by such Party in connection with, among other things, any insurance claims by, legal proceedings against, or governmental investigations of the Selling Parties or Purchaser or any of their respective Affiliates or in order to enable the Selling Parties or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document, or instrument contemplated hereby or thereby. In the event the Selling Parties or Purchaser wish to destroy (or permit to be destroyed) such records after that time, such Party will first give ninety (90) days’ prior written notice to the other Parties and such other Parties will have the right at their option and expense, upon prior written notice given to such Parties within that 90-day period, to take possession of the records within one hundred eighty (180) days after the date of such notice.
7.3    Publicity. Neither the Selling Parties nor Purchaser will issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other Parties, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of such Parties, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which such Party lists securities, provided that, to the extent required by applicable Law, the Party intending to make such release will use its commercially reasonable efforts consistent with such applicable Law to consult with the other Parties with respect to the timing and content thereof. No Party will disclose or otherwise make available to the public the terms of this Agreement (including the Base Purchase Price, the Closing Cash and the Total Consideration) or copies of this Agreement, except where such disclosure, availability, or filing is required by applicable Law and only to the extent required by such Law. In the event that such disclosure, availability, or filing is required by applicable Law, each of Purchaser and the Selling Parties (as applicable) agrees to use their commercially reasonable efforts to obtain

“confidential treatment” of this Agreement with such Governmental Body and to redact such terms of this Agreement as the other Parties may request, to the extent allowed by applicable Law.
7.4    Use of Name. Upon the Closing, (a) Purchaser will have the sole right to the use of the names MDT Personnel, MDT Staffing, Disaster Recovery, or similar names, and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems, signs, or insignia related thereto or containing or comprising the foregoing, or otherwise used in the Business, including any name or mark confusingly similar thereto (collectively, the “Seller Marks”) and (b) Sellers will not, and will not permit any Affiliate to, use such name or any variation or simulation thereof or any of the Seller Marks; provided that Sellers may continue to use the foregoing in the performance of their obligations under the Transition Services Agreement. Within five (5) Business Days after the expiration or termination of the Transition Services Agreement, or upon earlier request of Purchaser, Sellers, as applicable, will change their names to no longer include the names MDT Personnel, MDT Staffing, Disaster Recovery, or any variation thereof.
7.5    Real Property Leases. After the Closing, Purchaser will use commercially reasonable efforts to cause the counterparties under the Real Property Leases to discharge all of the Liabilities of Sellers under each of the Real Property Leases that arise out of or relate to the period from and after the Closing Date, in each case without causing any unduly burdensome detriment (economic or otherwise) to the Selling Parties. Nothing in this Section 7.5 shall limit or affect Purchaser’s obligations to assume all Liabilities of Sellers under each of the Real Property Leases that arise out of or relate to the period from and after the Closing Date pursuant to Section 2.3(c). Purchaser shall provide evidence (e.g., a copy of a cancelled check or a discharge or release document executed by the applicable landlord) of each such discharge of Liabilities under the Real Property Leases.
7.6    Release of Support Obligations.
(l)    Purchaser recognizes that the Member has provided guarantees or other credit support to Sellers with respect to the Business, all of which that are outstanding as of the date of this Agreement are set forth on Schedule 2.3(d) (such support obligations contained in Schedule 2.3(d), as modified or replaced from time to time in the Ordinary Course of Business, are hereinafter referred to as “Support Obligations”).
(m)    Purchaser will use commercially reasonable efforts to cause the beneficiary or beneficiaries of such Support Obligations to (i) remit any cash to the Member held under any escrow arrangement that is a Support Obligation promptly following the replacement of such escrow arrangement pursuant to Section 7.6(c)(ii), and (ii) terminate, surrender and redeliver to the Member each original copy of each original guaranty, letter of credit or other instrument constituting or evidencing such Support Obligations.
(n)    Purchaser and the Member will cooperate and use commercially reasonable efforts to obtain the complete and unconditional release of the Member from any Support Obligations after the Closing Date (each such unreleased Support Obligation, until such time as such Support Obligation is released in accordance with this Section 7.6(c), a “Continuing Support Obligation”). Until such Continuing Support Obligations are so released:
(i)    Purchaser will indemnify the Member from and against any Liabilities, losses and reasonable costs or expenses incurred by the Member from and after the Closing Date in connection with each Continuing Support Obligation (including any demand or draw upon, or withdrawal from, any Continuing Support Obligation) as it relates to the period from and after the Closing Date; and

(ii)    Purchaser will not, and will cause its Affiliates not to, effect any amendments or modifications or any other changes to the Contracts or obligations to which any of the Continuing Support Obligations relate, or to otherwise take any action that could increase, extend or accelerate the Liability of the Member under any Continuing Support Obligation, without the Member’s prior written consent, which, subject to the application of the provisions of this Section 7.6(c) to any such increase, extension or acceleration, will not be unreasonably withheld or delayed.
ARTICLE VIII
EMPLOYEES
8.1    Offers of Employment. Unless otherwise agreed to by the Parties, upon satisfactory completion of Purchaser’s standard and customary pre-employment screening, which may include a background check, an interview and similar screening, Purchaser will offer employment to all Transferred Employees (i.e., branch personnel and sales personnel) who are employed by Sellers as of the Closing Date, with such employment to be effective no later than the expiration or termination of the Transition Services Agreement. Purchaser will not terminate any such Transferred Employees so hired, other than termination for cause, during the period ending sixty (60) days after the Closing.
8.2    Cooperation.     Following the Closing, Sellers will cooperate with regard to the recruitment and hiring of employees by Purchaser. Sellers will use commercially reasonable efforts to assist Purchaser with its recruitment efforts. Sellers will cooperate with Purchaser to develop appropriate communications to Employees regarding the Transactions and a transition plan following Closing, including delivering other notices to Employees as requested by Purchaser.
8.3    Obligations. Sellers will be solely responsible, and Purchaser will have no obligations whatsoever for, any compensation or other amounts payable to any Employee or Former Employee including hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period of employment prior to the Closing Date, except as may be set forth in Section 2.3(b) or reflected in payments made by Purchaser Parent under the Transition Services Agreement.
ARTICLE IX
CLOSING DELIVERABLES
9.1    Items Delivered by Sellers at Closing. At or prior to the Closing, Sellers delivered, or caused to be delivered, the following to Purchaser:
(a)    copies of (i) all consents, approvals, Orders, or authorizations of or registrations, declarations, or filings with, any Governmental Body required to be obtained or made in connection with the execution and delivery of this Agreement or the consummation of the Transactions and (ii) all consents, waivers and approvals listed on Schedule 9.1(a);
(b)     certificates of good standing or subsistence dated not more than ten (10) days prior to the Closing Date with respect to each Seller issued by the secretary of state of the applicable state for formation or organization;
(c)    duly executed Non-Competition and Non-Solicitation Agreement from Member;
(d)    duly executed bills of sale from each Seller;

(e)    duly executed Assignment and Assumption Agreements and duly executed assignments of the registrations and applications included in the Purchased Intellectual Property and general assignments of all other Purchased Intellectual Property from each Seller;
(f)    all instruments and documents necessary to release any and all Liens on the Purchased Assets, including appropriate UCC financing statement amendments (termination statements);
(g)    copies of resolutions as to the due authorization of this Agreement and all of the Transactions from each Seller and copies of each Seller’s organization documents, each certified by its secretary or manager, as applicable;
(h)    releases and waivers from each of the parties in the matters set forth on Schedule 9.1(h) releasing all claims and waiving all rights against Purchaser; and
(i)    the Transition Services Agreement duly executed by Seller Parent.
9.2    Items Delivered by Purchaser at Closing. At or prior to the Closing, Purchaser delivered, or caused to be delivered, the following to Sellers:
(a)    the Closing Cash (less the adjustments thereto) pursuant to Section 3.2;
(b)    copies of consents, approvals, Orders, or authorizations of, or registrations, declarations, or filings with, any Governmental Body required to be obtained or made by it in connection with the execution and delivery of this Agreement or the consummation of the Transactions;
(c)    duly executed Assignment and Assumption Agreements with respect to each Seller;
(d)    copies of resolutions as to the due authorization of this Agreement and all of the Transactions by each of the Purchasing Parties and copies each of the Purchasing Parties organization documents, each certified by its secretary or manager, as applicable;
(e)    the Indemnification Agreement;
(f)    a payoff letter from Synovus with respect to the Synovus Debt; and
(g)    the Transition Services Agreement duly executed by Purchaser.
ARTICLE X
INDEMNIFICATION
10.1    Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement, any certificate delivered pursuant hereto, or any Seller Document or Purchaser Document will survive the Closing through and including the date that is sixteen (16) months after the Closing Date (the “General Survival Period”); provided, however, that (a) the Core Seller Representations (other than the representations and warranties of the Selling Parties contained in Sections 5.8 (Taxes) and 5.13 (Employee Benefits)) and the Core Purchaser Representations will survive the Closing forever (in each case, the “Survival Period”), (b) the representations and warranties of the Selling Parties contained in Sections 5.8 (Taxes) and 5.13 (Employee Benefits) shall expire on the expiration date of the applicable statute of limitations, and (c) any claim with respect to any fraudulent, intentional, or willful breach of any representation will survive and can be made by a Purchaser Indemnified Party forever; provided, however, that any obligations under Sections 10.2(a)(i) and 10.2(b)(i) will not terminate with respect to any Losses as to which the Person to be indemnified will have given written notice to the indemnifying party in accordance with Section 10.3(a) before the termination of the applicable Survival Period. Notwithstanding anything to the contrary in this Section 10.1, the indemnification obligations pursuant to this Article X will not terminate with respect to (A) any indemnification claim made by a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be, prior to the expiration of the applicable Survival Period until such claim is resolved or (B) a Potential Loss until the earlier to occur of the date on which (y) such Potential Loss is determined to have resulted in any Loss (defined below) to the potential indemnified party and such party has made a related claim for indemnification with respect to such Loss pursuant to this Article X (provided, that such claim must be made, if at all, within ninety (90) days following the date on which the indemnified party has actual knowledge that such Potential Loss is determined to have resulted in a Loss) and (z) the potential indemnified party ceases to have a reasonable basis to believe that such Potential Loss may result in a Loss.
10.2    Indemnification.
(q)    From and after the Closing and subject to Sections 10.1 (Survival of Representations and Warranties), 10.3 (Indemnification Procedures), 10.4 (Limitations on Indemnification for Breaches of Representations and Warranties), and 10.5 (Indemnity Escrow), Sellers, jointly and severally indemnify, defend, and hold Purchaser and its Affiliates and their respective directors, managers, officers, employees, equity holders, members, partners, agents, attorneys, representatives, successors, and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against, and agree to pay to the applicable Purchaser Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (including incidental and consequential damages), interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs, and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees), or any diminution in value, whether or not involving a third party claim (individually, a “Loss” and, collectively, “Losses”) based upon, attributable to, or resulting from:
(i)    any breach of the representations or warranties made by any of the Selling Parties in this Agreement or in any Seller Document as of the Closing Date, except to the extent that any such representation or warranty relates to a specific date, in which case the failure of such representation or warranty to be true and correct as of such date;
(ii)    any breach of any covenant or other agreement on the part of any of the Selling Parties under this Agreement or in any Seller Document;
(iii)    with respect to any Employee, (A) any employment-related liability (statutory or otherwise) with respect to employment or termination of employment on or prior to the Closing Date, (B) any liability relating to, arising under, or in connection with any Employee Benefit Plan, including any liability under COBRA, whether arising on or prior to the Closing Date, and (C) any liability under WARN, in each case regardless of when a claim giving rise to such liability is asserted;
(iv)    any Excluded Asset or any Excluded Liability;
(v)    any Tax Liability of any of the Selling Parties, and any Tax Liability relating to the Purchased Assets or the Business for any Tax period or portion thereof ending on or prior to the Closing Date (except for any Taxes specifically allocated to Purchaser under Section 11.2);

(vi)    any event, condition, circumstance, activity, practice, incident, action, omission, negligence, fault, or plan initially existing or occurring (or alleged to have occurred) prior to the Closing relating to or involving in any way any Selling Party or the Business, including any pending or threatened (at any time prior to Closing) Legal Proceeding involving any Selling Party or the Business and relating to any such event, condition, circumstance, activity, practice, incident, action, omission, or plan (whether or not any such event, condition, circumstance, act, practice, incident, action, omission, negligence, fault, plan, or Legal Proceeding has been disclosed on any disclosure schedule or otherwise to Purchaser);
(vii)    Any Seller (A) instituting proceedings under any applicable bankruptcy Law, (B) having a bankruptcy proceeding filed against it, (C) filing a petition or answer of consent seeking reorganization under any bankruptcy or any similar Law or similar statute, (D) consenting to the filing of any such petition, (E) having appointed a Custodian of it or any of its assets or property, (F) making a general assignment for the benefit of creditors, (G) admitting in writing its inability to pay its debts generally as they become due, (H) becoming insolvent, (I) failing generally to pay its debts as they become due, or (J)  taking any corporate action in furtherance of or to facilitate, conditionally or otherwise, any of the foregoing; and
(viii)    the matters set forth on Schedule 10.2(a)(viii).
(r)    From and after the Closing and subject to Sections 10.1 (Survival of Representations and Warranties), 10.3 (Indemnification Procedures) and 10.4 (Limitations on Indemnification for Breaches of Representations and Warranties), Purchaser will indemnify and hold Sellers and their respective Affiliates, equity holders, directors, officers, employees, members, partners, agents, attorneys, representatives, successors, and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses based upon, attributable to, or resulting from:
(i)    any breach of any of the representations or warranties made by any of the Purchasing Parties in this Agreement or in any Purchaser Document as of the Closing Date, except to the extent that any such representation or warranty relates to a specific date, in which case the failure of such representation or warranty to be true and correct as of such date;
(ii)    any breach of any covenant or other agreement on the part of Purchaser under this Agreement or any Purchaser Document;
(iii)    any Assumed Liability; and
(iv)    any Tax Liability of any of Sellers, and any Tax Liability relating to the Purchased Assets or the Business for any Tax period or portion thereof commencing on the Closing Date (except for any Taxes specifically allocated to Sellers under Section 11.2).
10.3    Indemnification Procedures.
(o)    A claim for indemnification for any matter not involving a third-party claim may be asserted by written notice to the Party from whom indemnification is sought; provided that failure to so notify the indemnifying party will not preclude the indemnified party from any indemnification that it may claim in accordance with this Article X.
(p)    In the event that any Legal Proceedings will be instituted or that any claim or demand will be asserted by any third party in respect of which indemnification may be sought under Section 10.2 (regardless of the limitations set forth in Section 10.4) (“Third Party Claim”), the indemnified party will promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge that is covered by this indemnity to be forwarded to the indemnifying party. The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim will not release, waive, or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual material loss and prejudice as a result of such failure. Subject to the provisions of this Section 10.3, the indemnifying party will have the right, at its sole expense, to be represented by counsel of its choice, which counsel must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle, or otherwise deal with any Third Party Claim that relates to any Losses indemnified against by it hereunder; provided that the indemnifying party will have acknowledged in writing to the indemnified party its unqualified obligation to indemnify the indemnified party as provided hereunder. If the indemnifying party elects to defend against, negotiate, settle, or otherwise deal with any Third Party Claim that relates to any Losses indemnified against by it hereunder, it will within five (5) days of the indemnified party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so; provided that the indemnifying party must conduct its defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim that relates to any Losses indemnified against by it hereunder, fails to notify the indemnified party of its election as herein provided, or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle, or otherwise deal with such Third Party Claim. If the indemnified party defends any Third Party Claim, then the indemnifying party will reimburse the indemnified party for the expenses of defending such Third Party Claim upon submission of periodic bills. If the indemnifying party will assume the defense of any Third Party Claim, the indemnified party may participate, at his, her, or its own expense, in the defense of such Third Party Claim; provided that such indemnified party will be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if in the reasonable opinion of counsel to the indemnified party a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided further that the indemnifying party will not be required to pay for more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Third Party Claim. Each party will cooperate with the other in all reasonable respects in connection with the defense of any Third Party Claims, and each Party will provide reasonable access to each other Party to such documents and information as may reasonably be requested in connection with the defense, negotiation, or settlement of any such Third Party Claim. Notwithstanding anything in this Section 10.3 to the contrary, neither the indemnifying party nor the indemnified party will, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless (i) the claimant (or claimants) and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim, or (ii) if such Third Party Claim is with respect to Taxes such settlement or compromise could not reasonably be expected to have an adverse effect on Purchaser. If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party will be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim.
(q)    After any final decision, judgment, or award will have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, a settlement will have been consummated, or the indemnified party and the indemnifying party will have arrived at a mutually binding agreement, in each case with respect to a Third Party Claim hereunder, the indemnified party will forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party will pay all of such remaining sums so due and owing to the indemnified party in accordance with Section 10.5.

10.4    Limitations on Indemnification for Breaches of Representations and Warranties.
(g)    An indemnifying party will not have any liability under Section 10.2(a)(i) or Section 10.2(b)(i) unless the aggregate amount of Losses incurred by the indemnified parties and indemnifiable hereunder based upon, attributable to, or resulting from the failure of any of the representations or warranties to be true and correct exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the “Deductible”) and, in such event, the indemnifying party will be required to pay the entire amount of all such Losses; provided that, the Deductible limitation will not apply to Losses related to (i) the failure to be true and correct of any of the Core Seller Representations and Core Purchaser Representations, or (ii) any indemnification claim arising out of any fraudulent, intentional, or willful breach of any representation of the Selling Parties in this Agreement or any Seller Document.
(h)    Neither the Sellers nor Purchaser will be required to indemnify any Person under Section 10.2(a)(i) or Section 10.2(b)(i) for an aggregate amount of Losses exceeding Six Million Five Hundred Thousand Dollars ($6,500,000) (the “Cap”); provided, however, that: (i) with respect to any indemnification obligations of the Sellers, any amounts paid to Purchaser Indemnified Parties from the Indemnity Escrow Account and the Special Indemnity Escrow Account shall be included in determining whether the Cap is reached to the extent such amounts relate to indemnification claims pursuant to which the Cap otherwise applies; (ii) on the date on which written notice is given to the Escrow Agent of the final judgment or settlement for the last matter set forth on Schedule 10.2(a)(viii), the Cap for all indemnification claims that are subject to the Cap shall be reduced to Five Million Five Hundred Thousand Dollars ($5,500,000) plus any amount exceeding Five Million Five Hundred Thousand Dollars ($5,500,000) but less than Six Million Five Hundred Thousand Dollars ($6,500,000) with respect to which a claim for indemnification was made prior to such date, and (iii) there will be no Cap with respect to Losses related to (A) the failure to be true and correct of any of the Core Seller Representations and Core Purchaser Representations or (B) any indemnification claim arising out of any fraudulent, intentional, or willful breach of any representation of the Selling Parties in this Agreement or any Seller Document.
(i)    For purposes of determining the failure of any representations or warranties to be true and correct, the breach of any covenants or agreements, and calculating Losses hereunder, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants, and agreements will be disregarded.
10.5    Indemnity Escrow and Special Indemnity Escrow.
(d)    On the Closing Date, Purchaser will, on behalf of Sellers, pay to Escrow Agent, in immediately available funds, to the account (the “Indemnity Escrow Account”) designated by the Escrow Agent, an amount equal to $1,100,000.00 (the “Indemnity Escrow Amount”), in accordance with the terms of this Agreement and the Escrow Agreement. Subject to the terms and conditions of the Indemnification Agreement, any payment Sellers are obligated to make to any Purchaser Indemnified Parties pursuant to this Article X (other than with respect to Section 10.2(a)(viii), which matters are covered by Section 10.5(b)) will be paid first, to the extent there are sufficient funds in the Indemnity Escrow Account, by release of funds to the Purchaser Indemnified Parties from the Indemnity Escrow Account by the Escrow Agent within five (5) Business Days after the date written notice of any sums due and owing is given to Sellers (with a copy to the Escrow Agent pursuant to the Escrow Agreement) by the applicable Purchaser Indemnified Party and will accordingly reduce the Indemnity Escrow Amount and, second, to the extent the Indemnity Escrow Amount is insufficient to pay any remaining sums due, then the Sellers will be required to pay all of such additional sums due and owing to the Purchaser Indemnified Parties by wire transfer of immediately available funds within five (5) Business Days after the date of such notice. In the event the Sellers breach their obligation to pay any amount hereunder, Purchaser may proceed against any securities or other property owned by such Sellers and the Sellers agree to take any and all action, including granting any powers of attorney or other authorizations, to permit such recourse. On the expiration of the General Survival Period, the Escrow Agent will release the Indemnity Escrow Amount (to the extent not utilized to pay Purchaser for any indemnification claim) to Sellers, except that the Escrow Agent will retain an amount (up to the total amount then held by the Escrow Agent) equal to the amount of claims for indemnification under this Article X (other than with respect to Section 10.2(a)(viii)) asserted prior to such expiration of the General Survival Period but not yet resolved (“Unresolved Claims”). The Indemnity Escrow Amount retained for Unresolved Claims will be released by the Escrow Agent (to the extent not utilized to pay Purchaser for any such claims resolved in favor of Purchaser) upon their resolution in accordance with this Article X and the Escrow Agreement.
(e)    On the Closing Date, Purchaser will, on behalf of Sellers, pay to Escrow Agent, in immediately available funds, to the account (the “Special Indemnity Escrow Account”) designated by the Escrow Agent, an amount equal to $1,000,000.00 (the “Special Indemnity Escrow Amount”), in accordance with the terms of this Agreement and the Escrow Agreement. Subject to the terms and conditions of the Indemnification Agreement, any payment Sellers are obligated to make to any Purchaser Indemnified Parties pursuant to Article X and with respect to Section 10.2(a)(viii) will be paid first, to the extent there are sufficient funds in the Special Indemnity Escrow Account, by release of funds to the Purchaser Indemnified Parties from the Special Indemnity Escrow Account by the Escrow Agent within five (5) Business Days after the date written notice of any sums due and owing is given to Sellers (with a copy to the Escrow Agent pursuant to the Escrow Agreement) by the applicable Purchaser Indemnified Party and will accordingly reduce the Special Indemnity Escrow Amount and, second, to the extent the Special Indemnity Escrow Amount is insufficient to pay any remaining sums due, then the Sellers will be required to pay all of such additional sums due and owing to the Purchaser Indemnified Parties by wire transfer of immediately available funds within five (5) Business Days after the date of such notice. In the event the Sellers breach their obligation to pay any amount hereunder, Purchaser may proceed against any securities or other property owned by such Sellers and the Sellers agree to take any and all action, including granting any powers of attorney or other authorizations, to permit such recourse. On the earlier to occur of (i) December 31, 2014 or (ii) the date on which written notice is given to the Escrow Agent of the final judgment or settlement for the last matter set forth on Schedule 10.2(a)(viii), the Escrow Agent will release the Special Indemnity Escrow Amount (to the extent not utilized to pay Purchaser for any indemnification claim) to Sellers, except that the Escrow Agent will retain an amount (up to the total amount then held by the Escrow Agent) equal to the amount of claims for indemnification with respect to Section 10.2(a)(viii) under this Article X asserted prior to such release date but not yet resolved (“Special Indemnity Unresolved Claims”). The Special Indemnity Escrow Amount retained for Special Indemnity Unresolved Claims will be released by the Escrow Agent (to the extent not utilized to pay Purchaser for any such claims resolved in favor of Purchaser) upon their resolution in accordance with this Article X and the Escrow Agreement.
10.6    Tax Treatment of Indemnity Payments. The Selling Parties and Purchaser agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the Total Consideration for all Tax purposes.
10.7    No Limitation for Fraud. Nothing in this Article X prevents or limits any Purchaser Indemnified Party from bringing a common law action for fraud against any Selling Party whose fraud has caused any Purchaser Indemnified Party to incur Losses or limits the amounts recoverable by any Purchaser Indemnified Party in such common law action.

ARTICLE XI
TAXES
11.1    Transfer Taxes. Sellers will (a) be responsible for any and all sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, stock transfer, gross receipts, registration, duty, securities transactions, or similar fees or taxes or governmental charges (together with any interest or penalty in addition to tax or additional amount imposed) as levied by any Taxing Authority in connection with the Transactions (collectively, “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable Law and (b) timely file or cause to be filed all necessary documents (including all Tax Returns) with respect to Transfer Taxes.
11.2    Prorations. All real property taxes, personal property taxes, ad valorem obligations, and similar recurring taxes and fees on the Purchased Assets (“Periodic Taxes”) for taxable periods beginning before and ending after the Closing Date, will be prorated between Purchaser and Sellers as of the Closing Date. Sellers will be responsible for all such Periodic Taxes on the Purchased Assets accruing during any period up to and including the Closing Date. Purchaser will be responsible for all such Periodic Taxes on the Purchased Assets accruing during any period after the Closing Date. Sellers will timely file all Tax Returns due before the Closing Date with respect to such Periodic Taxes and Purchaser will prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If a Party remits to the appropriate Taxing Authority payment for Taxes that are subject to proration under this Section 11.2 and such payment includes the other Party’s share of such Taxes, such other Party will promptly reimburse the remitting party for its share of such Taxes.
11.3    Cooperation on Tax Matters. The Selling Parties and Purchaser will furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund, or other filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, and for the prosecution or defense of any suit or other proceeding relating to Tax matters.
ARTICLE XII
GUARANTEE
Purchaser Parent hereby unconditionally and irrevocably guarantees (the “Guarantee”) the timely payment and performance of all agreements, covenants, obligations and liabilities of Purchaser under this Agreement (the “Obligations”). The Guarantee is a guarantee of payment and performance and not merely of collection. Purchaser Parent unconditionally and irrevocably waives promptness, diligence, failure to enforce the Obligations, or any extension of time with respect to the Obligations, notice of acceptance, and any other notice with respect to the Obligations and the Guarantee and any guarantor or suretyship defenses that might otherwise be available to Purchaser Parent. The obligations of Purchaser Parent under the Guarantee with respect to the Obligations will remain in full force and effect without regard to, and will not be affected or impaired by any of the following relating to Purchaser: (a) a case under Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law; (b) the appointment of (or a proceeding to appoint) a trustee or receiver of any property interest; (c) an attachment, execution or other judicial seizure of (or a proceeding to attach, execute or seize) a substantial property interest; (d) an assignment for the benefit of creditors; (e) the taking of, failure to take, or submission to any action indicating (after reasonable investigation) an inability to meet financial obligations as they accrue; (f) a dissolution or liquidation; or (g) any assignment or other transfer of any interest in Purchaser, in whole or in part. Purchaser Parent acknowledges that the Selling Parties would not execute this Agreement without Purchaser Parent providing the Guarantee and that Purchaser Parent benefits from the Guarantee.
ARTICLE XIII
MISCELLANEOUS
13.1    Expenses. Except as otherwise provided in this Agreement, each of the Selling Parties and the Purchaser Parties will bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document, and instrument contemplated by this Agreement and the consummation of the Transactions.
13.2    Equitable Remedies. The Selling Parties acknowledge that the breach of this Agreement would cause irreparable damage to Purchaser and that Purchaser will not have an adequate remedy at law. Therefore, the obligations of the Selling Parties under this Agreement will be enforceable by a decree of specific performance, injunctive relief or other equitable remedies issued by any court of competent jurisdiction. Such remedies will, however, be cumulative and not exclusive and will be in addition to any other remedies that any party may have under this Agreement or otherwise.
13.3    Submission to Jurisdiction; Consent to Service of Process.
(q)    The Parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within King County, Washington over any dispute arising out of or relating to this Agreement or any of the Transactions and all claims in respect of such dispute or any suit, action, or proceeding related thereto may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. A judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(r)    Each of the Parties hereby consents to process being served by any Party to this Agreement in any suit, action, or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 13.6.
13.4    Entire Agreement; Amendments; Waivers. This Agreement, the Seller Documents, and the Purchaser Documents (including the schedules and exhibits hereto and thereto) represent the entire understanding and agreement between the Parties with respect to the subject matter hereof. This Agreement can be amended, supplemented, or changed and any provision hereof can be waived only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification, or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, will be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant, or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

13.5    Governing Law.  This Agreement will be governed by and construed in accordance with the Laws of the state of Washington applicable to contracts made and performed in the state of Washington without regard to conflicts of law provisions that would require the application of any other Law.
13.6    Notices. All notices and other communications under this Agreement will be in writing and will be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by fax (with written confirmation of transmission), or (c) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and fax numbers (or to such other address or fax number as a Party may have specified by notice given to the other Parties pursuant to this provision):

If to Sellers, to:
MDT Personnel, LLC 105 Montgomery Avenue, Suite 1053 Lansdale, PA 19446
Fax: 267.421.5281
Attention: Michael D. Traina

With a copy to:
Fox Rothschild LLP 2700 Kelly Road, Suite 300 Warrington, PA 18976
Fax: 215.345.7507
Attention: Adam G. Silverstein, Esq.

If to Purchaser Parent or Purchaser, to: TrueBlue, Inc. 1015 A Street Tacoma, WA 98401 Fax: Attention: General Counsel

With a copy to:
K&L Gates LLP
925 Fourth Avenue, Suite 2900
Seattle, WA 98104
Fax: 206.623.7022
Attention: Kristy T. Harlan

13.7    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.
13.8    Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement will create or be deemed to create any third-party beneficiary rights in any person or entity not a Party to this Agreement except as provided in Section 10.2 and below in this Section 13.8. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party (by operation of law or otherwise) without the prior written consent of the other Parties and any attempted assignment without the required consents will be void; provided that Purchaser may assign this Agreement and any or all rights or obligations hereunder (including Purchaser’s rights to seek indemnification hereunder) to any Affiliate of Purchaser, any Person from which it has borrowed money, or any Person to which Purchaser or any of its Affiliates proposes to sell (including by sale of equity interests) all or substantially all of the assets relating to the Business. Upon any such permitted assignment, the references in this Agreement to Purchaser will also apply to any such assignee unless the context otherwise requires.
13.9    Non-Recourse. No past, present, or future director, officer, employee, incorporator, member, partner, equity holder, Affiliate, agent, attorney, or representative of the Purchasing Parties or their Affiliates will have any liability for any obligations or liabilities of the Purchasing Parties under this Agreement or the Purchaser Documents of or for any claim based on, in respect of, or by reason of the Transactions, unless such claim is based upon, attributable to, or resulting from, fraud by such Person.
13.10    General Interpretive Principles. The name assigned to this Agreement and the Article, Section, and subsection captions used herein are for convenience of reference only and will not be construed to affect the meaning, construction, or effect hereof. The terms defined in the singular will have a comparable meaning when used in the plural and vice versa. Unless otherwise specified, the terms “hereof,” “herein,” and similar terms refer to this Agreement as a whole (including the schedules and exhibits hereto). Any reference to any Article, Section, or paragraph will be deemed to refer to an Article, Section, or paragraph of this Agreement, unless the context clearly indicates otherwise. Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. For purposes of this Agreement, the words, “include,” “includes,” and “including,” when used herein, will be deemed in each case to be followed by the words “without limitation.” Unless stated otherwise, the terms “dollars” and “$” will mean United States dollars.
13.11    Construction.
(c)    The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement.
(d)    The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that such Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.
(e)    Any reference to any federal, state, local, or foreign statute or Law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
13.12    Incorporation of Schedules. The schedules, and other attachments identified in this Agreement, are incorporated herein by reference and made a part hereof.
13.13    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers, as of the date first written above.

PURCHASER:

LABOR READY HOLDINGS, INC.

By:
Name:
Title:

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

SELLERS:

MDT PERSONNEL, LLC

By:
Name:
Title:

MDT PERSONNEL CONTRACTS, LLC

By:
Name:
Title:

MDT STAFFING, LLC

By:
Name:
Title:

DISASTER RECOVERY SUPPORT, LLC

By:
Name:
Title:

MEMBER (Solely for the purposes of Article V)

Michael D. Traina, individually

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

TRUEBLUE, INC. (Solely for the purposes of Articles VI and XII)

By:
Name:
Title:

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT